Exhibit 10.1
[Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.]

COAL SALES AGREEMENT
between
THE FALKIRK MINING COMPANY
and
RAINBOW ENERGY CENTER, LLC
dated as of June 30, 2021

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ANNEXES

Annex A    Riverdale Coal Field and Underwood Coal Field

Annex B    Sublease Agreement

Annex C    Adjustment of Fixed General and Administrative Costs

Annex D    Adjustment of Agreed Profit

Annex E    Guaranty

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SCHEDULES

Schedule 3.1(b)(ii)    GRE-Arranged Loans and Leases

Schedule 3.1(b)(iii)     Falkirk Receivables

Schedule 3.1(b)(v)    Description of Falkirk Receivable Owed by GRE

Schedule 6.1        Form Monthly Cost of Production Report

Schedule 10.1(a)(i)    Falkirk Real Property

Schedule 12.1(b)    Costs of Affiliates

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OTHER AGREEMENTS

Funding Agreement

Guaranty

Human Resources Services Agreement

Mortgage

Option Agreement

Option to Lease Pore Space

Pipeline Easement

Pore Space Lease Agreement

Right of First Refusal Agreement

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COAL SALES AGREEMENT
THIS COAL SALES AGREEMENT (this “Agreement”) is made as of June 30, 2021, but effective for all purposes as of the Effective Date, is between THE FALKIRK MINING COMPANY, an Ohio corporation qualified to do business in North Dakota (“Falkirk”), and RAINBOW ENERGY CENTER, LLC, a North Dakota limited liability company (“Rainbow”).
RECITALS
A.Rainbow has agreed to purchase from Great River Energy (together with its Affiliates or predecessors in interest, “GRE”) a coal-fired electric generating station called Coal Creek Station (“Coal Creek Station”) that has two 605 megawatt generating units and is located in Township 145 North, Range 82 West near the Missouri River approximately 50 miles north of Bismarck, between the cities of Washburn and Underwood, McLean County, North Dakota.
B.Falkirk, a wholly owned subsidiary of The North American Coal Corporation (“North American Coal”), developed a coal mine to supply the fuel requirements of Coal Creek Station from the Underwood Coal.
C.Falkirk and GRE first entered into a Coal Sales Agreement dated as of July 1, 1974 (as amended and restated, the “GRE CSA”), for Falkirk supplying the coal requirements of Coal Creek Station from the Underwood Coal, and in connection therewith, entered into a Funding Agreement (“GRE Funding Agreement”), Option Agreement, Mortgage and related documents, all as amended (together with the GRE CSA, the “GRE-Falkirk Agreements”).
D.On the Effective Date, the GRE-Falkirk Agreements will be terminated and Falkirk and GRE will enter into a termination agreement and release of claims under the GRE-Falkirk Agreements (the “Release”).
E.Commencing on the Effective Date, Rainbow and Falkirk wish to have Falkirk continue to supply the coal requirements of Coal Creek Station, hereinafter referred to as “Rainbow Station,” and are entering into this Agreement and certain other agreements referenced below in connection therewith.
F.Rainbow and Falkirk acknowledge the material benefits of Rainbow purchasing Coal Creek Station from GRE and keeping it operational as long as practicable.
AGREEMENT
Falkirk and Rainbow hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1.Definitions. As used in this Agreement, the following terms have the following meanings:

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“Affiliate” means, with respect to any Person, each other Person that owns or controls, directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person.
“Agreed Profit” has the meaning given to such term in Section 4.4.
“Annual Mining Plan” has the meaning given to such term in Section 2.3(b)(i).
“Applicable Law” means any law (including common law), statute, regulation, ordinance, rule, code, order or governmental requirement of, enacted, promulgated, entered into or imposed by, any Governmental Authority. For clarity, Applicable Law does not include executive orders unless they are grounded in a federal statutory mandate specifically giving the President the authority to make law on that topic, or in a Congressional delegation of authority.
“ASC 715” means FASB Accounting Standards Codification 715, Compensation – Retirement Benefits.
“Bankruptcy Event” means, with respect to a Party: (i) the Party or its controlling Affiliate commences a voluntary case under any chapter of the United States Bankruptcy Code or consents to (or fails to contest in a timely manner) the commencement of an involuntary case against it under the United States Bankruptcy Code; (ii) the insolvency of the Party or its controlling Affiliate (other than as a result of a Party withholding payment of amounts due hereunder); (iii) the filing of a voluntary or involuntary petition in bankruptcy with respect to the Party or its controlling Affiliate; (iv) the appointment of a receiver or trustee for the benefit of creditors of the Party or its controlling Affiliate; and (v) the execution by the Party or its controlling Affiliate of an assignment for the benefit of creditors.
“Banks” has the meaning given such term in Section 3.4.
“Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in the State of North Dakota are required or permitted to be closed.
“CapX Cap” has the meaning given such term in Section 2.3(c)(iv).
“Coal Creek Station” has the meaning given such term in the Recitals.
“Commission” has the meaning given to such term in Section 3.4.
“Commission LOC” has the meaning given to such term in Section 3.4.
“Confidential Information” has the meaning given to such term in Section 13.1(a).
“Cost of Production” has the meaning given to such term in Section 4.2.

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“CPI-U” means the Consumer Price Index – All Urban Consumers (CPI-U), U.S. city average all items, Series ID: CUUR0000SA0 on the base 1982-1984=100, published by the Bureau of Labor Statistics of the United States Department of Labor, provided that if at any time during the Term the base of the CPI-U is revised from such base or a new base is adopted, then for the purposes hereof, the published index will be adjusted so as to be in the correct relationship to the applicable base set forth in such definition, and if the CPI-U or any equivalent of such index ceases to be published by any federal agency, such index will be replaced by that index which, after necessary adjustment, if any, provides the most reasonable substitute upon which the Parties mutually agree.
“Early Termination Option” has the meaning given to such term in Section 9.3(a).
“Earned Surplus” has the meaning given to such term in Section 6.4(f).
“Effective Date” means the date on which (i) the conditions precedent thereto set forth in Section 3.4 and in Section 3.5 have been satisfied, (ii) Rainbow’s purchase of Coal Creek Station has closed and (iii) the Release has been executed and delivered.
“Emergency” means a sudden and unexpected occurrence, the nature of which Falkirk reasonably determines (based on information then available) requires prompt action in order to preserve or protect life or property, prevent damage, maintain production, prevent disruption in deliveries, or comply with Applicable Laws, and which Falkirk determines, based on the information known to Falkirk at the time, does not afford Falkirk sufficient time to obtain advance approval from Rainbow of such remedial or preventative action.
“Enforcement Exceptions” means enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditor’s rights generally, and the availability of equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.
“Falkirk’s Mine” means all mining areas developed or to be developed by Falkirk in the Underwood Coal.
[****] has the meaning given such term in Section 10.1(a)(ii).
“Falkirk Real Property” has the meaning given such term in Section 10.1(a)(i).
“Funding Agreement” means the Funding Agreement dated as of the date hereof, between the Parties, or any replacement thereof.
“GAAP” means United States generally accepted accounting principles consistently applied.
“GRE” has the meaning given such term in the Recitals.
“GRE CSA” has the meaning given such term in the Recitals.

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“GRE-Falkirk Agreements” has the meaning given such term in the Recitals.
“GRE Funding Agreement” has the meaning given such term in the Recitals.
“Guaranty” has the meaning given such term in Section 3.5.
“Guaranty LOC” has the meaning given such term in Section 3.5.
“HR Services” has the meaning given to such term in Section 4.3(e).
“HR Services Agreement” has the meaning given to such term in Section 4.3(e).
“Leases” has the meaning given to such term in Section 3.1(a).
“Life-of-Mine Plan” has the meaning given to such term in Section 2.3(a)(i).
“Loans” has the meaning given to such term in Section 3.1(a).
“Mortgage” means the Mortgage, Assignment of Leases, Rents and As-Extracted Collateral, Security Agreement, Financing Statement and Fixture Filing dated as of the date hereof, as amended, modified, supplemented, extended or restated from time to time.
“ND SMCRA” has the meaning given such term in Section 3.4.
“North American Coal” has the meaning given such term in the Recitals.
“Operating Contracts” has the meaning given such term in Section 6.4(g)
“Option Agreement” means the Option Agreement dated as of the date hereof between the Parties and an escrow agent that will be mutually agreed to and appointed by the Parties prior to the Effective Date.
“Option Properties” has the meaning given such term in Section 2.1(d).
“Parties” means Falkirk and Rainbow.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Post-Production Costs” has the meaning given such term in Section 5.4.
“Post-Production Period” has the meaning given such term in Section 9.1(b).
“Production Period” has the meaning given such term in Section 9.1(a).
“Rainbow Entity” has the meaning given such term in Section 10.1(a).

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“Rainbow Mine Representative” has the meaning given in Section 6.1.
“Rainbow Station” has the meaning given such term in the Recitals.
“Release” has the meaning given such term in the Recitals.
“REMC” means REMC Assets, LP, a North Dakota limited partnership and the owner of Rainbow.
“Right of First Refusal Agreement” means the Right of First Refusal Agreement dated as of the date hereof, among Rainbow, Falkirk and North American Coal.
“Riverdale Coal Field” means that area bounded by the Missouri River to the west and south, County Road 14 to the north and Highway 83 to the east, as delineated in Annex A.
“Spiritwood Station” means GRE’s 99 megawatt heat and power plant located near Jamestown, North Dakota.
“Sublease Agreement” means the Sublease Agreement dated as of December 15, 1993, by and between Falkirk and North American Coal Royalty Company, which is attached hereto as Annex B.
“Term” has the meaning given such term in Section 9.1.
“Tier 1 Agreed Profit” has the meaning given such term in Section 4.4(b)(i).
“Tier 2 Agreed Profit” has the meaning given such term in Section 4.4(b)(ii).
“Ton” means a net ton of 2,000 pounds.
“Transaction Documents” means, collectively, this Agreement, the Option Agreement, the Guaranty, the Pore Space Option, the Right of First Refusal, the Funding Agreement, the Mortgage, and any other future agreement between Falkirk and Rainbow which contains a clause providing that “this Agreement shall constitute a Transaction Document as defined in the Coal Sales Agreement between the Parties”, all as amended, modified, supplemented, extended or restated from time to time.
“Underwood Coal” means all coal within the Underwood Coal Field and the Riverdale Coal Field that (i) Falkirk, North American Coal and other Affiliates of Falkirk has under lease or owned in fee as of the date of this Agreement, and (ii) after the date of this Agreement, that which Falkirk acquires in fee or by leasehold in accordance with Section 8.1.
“Underwood Coal Field” means that area located within a radius of five miles from the center of Underwood, North Dakota, as delineated in Annex A.

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“Year” means a calendar year.
ARTICLE 2
REQUIREMENTS; MINING PLAN
2.1.Requirements. During the Production Period:
(a)Requirements. Rainbow hereby agrees to purchase and accept from Falkirk, and, subject to Section 2.1(c), Falkirk hereby agrees to sell and deliver to Rainbow, in accordance with the terms of this Agreement, the coal requirements of Rainbow Station and any affiliated projects located on the Rainbow Station site that utilize coal as a feedstock. Notwithstanding anything in this Agreement to the contrary, Rainbow shall not have a minimum purchase obligation with respect to the coal supplied and sold by Falkirk and this Agreement shall not constitute or be interpreted as a “take-or-pay” or “minimum take” contract.
(b)Exclusivity by Rainbow. Rainbow will purchase coal only from Falkirk as fuel for Rainbow Station. Rainbow agrees it will operate Rainbow Station exclusively on Falkirk’s coal, and not on natural gas or any other fuel. For the avoidance of doubt, Rainbow shall not be prohibited from constructing and operating additional facilities at or near the Rainbow Station site which utilize fuel sources other than coal.
(c)Production Capability. The quantity of coal to be mined and delivered by Falkirk will not exceed the production capability of Falkirk’s Mine. When any increase in Rainbow’s coal requirements occurs which necessitates the acquisition by Falkirk of additional equipment or real property interests, Falkirk will not be obligated to supply such increased requirements until such time as it is reasonably capable to acquire and install such additional equipment, acquire such real property interests and do all other things necessary to supply such increased requirements.
(d)Nominations; Scheduled Deliveries; Option Properties. Within fifteen days after the date hereof, and by April 1 of each Year commencing in 2022, Rainbow shall deliver to Falkirk a non-binding notice setting forth the approximate number of Tons of coal it intends to consume the next Year, along with an annual projection of Tons it intends to consume in each of the following four Years and a listing of Falkirk Real Property that Rainbow desires to purchase from Falkirk, by legal description, including township, range and section number (“Option Properties”). Such nomination shall include Rainbow’s best estimate of the number of Years remaining in the Production Period, if then known. Scheduled deliveries will be in approximately equal monthly amounts. Rainbow has the right to reduce planned shipments, including but not limited to, for and during shutdowns of a unit or units of Rainbow Station. In the event Rainbow so reduces planned shipments, the Parties shall meet and attempt in good faith to agree to actions Falkirk will take to reduce Cost of Production during the period of reduced shipments.

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2.2.Description of Coal. During the Production Period:
(a)Source; Size. The coal to be sold and delivered hereunder will be from Falkirk’s Mine and will be crushed mine-run coal having a top size of one and one-half inches (1-1/2”) or such larger size as Rainbow may specify in a written notice to Falkirk. Exposed coal from different locations in Falkirk’s Mine will be blended as requested by Rainbow to the extent feasible.
(b)Contamination. Falkirk will deliver the coal so as to be reasonably free from contamination but Falkirk makes no representations or warranties as to the inherent quality and characteristics of the Underwood Coal.
(c)Overburden Removal. Falkirk will consult with Rainbow from time to time in advance of removing overburden as to the areas in which such removal will occur so that to the extent practicable the blend of coal delivered under this Agreement will be most suitable for consumption at Rainbow Station.
(d)Quality. The Parties agree that the quality of coal delivered to Rainbow Station has a major impact on the operation and production economics of Rainbow Station, and periodically, or at the request of Rainbow, the Parties will meet to discuss the quality of delivered coal and to determine what corrective actions, if any, are necessary to improve delivered coal quality.
(e)Point of Delivery. Unless otherwise agreed to in writing by Rainbow and Falkirk, delivery of coal for use at Rainbow Station will be made f.o.b. the bottom of Falkirk’s silo at the tail pulley of Rainbow’s conveyor belt, in the area adjacent to Rainbow Station.
2.3.Mining Plans.
(a)Life-of-Mine Plan.
(i)Within ninety days of Rainbow’s delivery of an initial nomination, Falkirk will prepare and provide to Rainbow in writing a mining plan covering the life-of-mine requirements (the “Life‑of‑Mine Plan”) for the development, construction, and operation of Falkirk’s Mine, to furnish from Falkirk’s Mine the coal requirements of Rainbow under this Agreement. The Life‑of‑Mine Plan will be based on the principle of recovering the most economic reserves from within Falkirk’s Mine over the Production Period. The Life‑of‑Mine Plan will be prepared in accordance with sound engineering and design practices and Applicable Laws and will include, but not be limited to, production schedules, staffing and equipment requirements, estimated costs per Ton using the cost categories identified in Article 4, a property acquisition plan, schedule and estimated budget, method of operation, anticipated coal quality characteristics, reclamation and permitting schedules, estimated capital budget containing estimates of all capital expenditures, commitments, and Loan/Lease requirements,

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operating cost estimates, mine projection maps, mine progression and reserve studies, and other documentation reasonably requested by Rainbow. Falkirk will permit Rainbow's representatives to participate in the development of the Life‑of‑Mine Plan and any revisions thereto.
(ii)Upon receipt of the Life‑of‑Mine Plan, Rainbow will review it for reasonableness and completeness. Within sixty days of receipt of the Life-of-Mine Plan, Rainbow will meet with Falkirk to jointly review the proposed Life-of-Mine Plan. Within forty-five days of the conclusion of such review, Rainbow will provide notice to Falkirk of Rainbow's approval of, or Rainbow's suggested modifications to, the proposed Life-of-Mine Plan. If Rainbow suggests modifications to the proposed Life-of-Mine Plan, Rainbow will advise Falkirk of the reasons for such modifications, and Rainbow and Falkirk will meet promptly and attempt in good faith to resolve their differences with respect to the proposed Life-of-Mine Plan. If Rainbow requires a change to the plan to which Falkirk objects, Falkirk shall deliver a written explanation of its reasons for objecting within ten days of Rainbow’s requirement. If Rainbow and Falkirk are unable to resolve such differences within fifteen days after Rainbow proposes such modifications, Falkirk will revise and resubmit the proposed Life-of-Mine Plan as requested by Rainbow, and Falkirk is released from any performance failures or liabilities associated with the required change.
(b)Annual Mining Plan.
(i)On or before August 1 of each Year during the Term, Falkirk will provide to Rainbow in writing a detailed mining plan covering the operation of Falkirk’s Mine for the next Year (the “Annual Mining Plan”) that conforms substantially to the Life-of-Mine Plan. If Rainbow and Falkirk agree that current circumstances require that the Annual Mining Plan differ in any material respect from the Life-of-Mine Plan, Falkirk will review and revise, if necessary, the Life‑of‑Mine Plan based on the then‑current circumstances including the designation of annual deliveries provided by Rainbow in the notice given pursuant to Section 2.1(d). Falkirk will provide documentation of such revised Life-of-Mine Plan consistent with the requirements of Section 2.1(a).
(ii)Such Annual Mining Plan will include, but not be limited to, the following items for activities during the following Year: maps showing planned mine progression, location of infrastructure, and capital project locations; mining operations schedules showing acres disturbed, overburden removed, coal recovered by seam, anticipated coal quality by seam, equipment working schedules, and labor requirements; a reclamation plan showing areas to be regraded, planted or otherwise subject to reclamation activities and a permitting and bonding schedule; an estimated capital budget containing detailed, itemized estimates of all capital expenditures, commitments, and Loan/Lease requirements, including indicative terms for any proposed acquisition of capital assets by

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Falkirk; an estimate of all operating costs and expenses in such detail as required to estimate the Cost of Production, along with estimated employee headcounts and such other information as Rainbow may reasonably request; an estimated monthly cash flow statement containing estimates of the cash requirements for capital and operating budgets; a projection of the next four years of operations in such detail as directed by Rainbow, which will include assumptions as to coal stockpile size(s) and location(s); and such other information as directed by Rainbow.
(iii)Approval of Annual Mining Plan. Within sixty days after receipt by Rainbow of an Annual Mining Plan, and, if applicable, a revised Life-of-Mine Plan, Rainbow will give Falkirk notice of Rainbow's approval or disapproval of such Annual Mining Plan (including specific approval of any acquisition of capital assets by Falkirk) and, if applicable, revised Life-of-Mine Plan. If Rainbow does not give Falkirk such notice within sixty days after Rainbow's receipt thereof, Rainbow will be deemed to have approved such mining plan(s). If Rainbow disapproves an Annual Mining Plan or any portion(s) thereof, Rainbow will advise Falkirk of the reasons for such disapproval, and Rainbow and Falkirk will meet promptly, but no more than ten Business Days after such disapproval was expressed, and attempt in good faith to resolve their differences with respect to the Annual Mining Plan. If Falkirk objects to a disapproval, it shall promptly deliver a written explanation of its reasons for objecting. If Rainbow and Falkirk are unable to resolve such differences within such ten Business Days, Falkirk will adopt such changes to the Annual Mining Plan as requested by Rainbow, Falkirk will submit a revised Annual Mining Plan within ten Business Days following the failure of Rainbow and Falkirk to resolve such differences and Falkirk will be released from any performance failures or liabilities associated with the matter to which Falkirk objected.
(c)Falkirk’s Mine Operation.
(i)Falkirk will consult with and keep Rainbow advised of the status of Falkirk's activities related to Falkirk’s Mine during the Term in such manner as Rainbow may reasonably request.
(ii)Rainbow and Falkirk will meet quarterly (or at such other times as needed or requested by either Party) to review the status of Falkirk's activities related to Falkirk’s Mine during the Term.
(iii)Falkirk will not make any capital expenditures unless they are reflected in a capital budget approved by Rainbow as part of an Annual Mining Plan or unless otherwise specifically approved by Rainbow; provided, however, Falkirk will have the right during any year to make capital expenditures required in the event of an Emergency without advance approval by Rainbow. Provided, however, if the nature of the Emergency and the time elements involved do not allow sufficient time to obtain Rainbow's approval of such capital expenditure

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before it is incurred, Falkirk will subsequently and promptly (but not later than two Business Days after such occurrence) give Rainbow notice thereof.
(iv)Falkirk will have the right, without the specific written approval of Rainbow, to exceed the amount for any specific capital expenditure in any budget approved by Rainbow by up to five percent, provided that in no event will any such excess expenditure exceed $[****] (the “CapX Cap”) (subject to adjustment pursuant to Section 4.2(c)(iii)) or such other amount as mutually agreed to by the Parties in any year. If Falkirk desires Rainbow's approval to exceed a specific line item, budgeted, capital expenditure by more than five percent or more than the CapX Cap or such other amount as mutually agreed to by the Parties in any Year, Falkirk will make such request by written notice as soon as practicable, and if Rainbow neither approves nor disapproves such request within fifteen Business Days after Falkirk's delivery thereof, Rainbow will be deemed to have approved such request.
(v)Except in the event of an Emergency, no material modification of or material deviation from the approved Annual Mining Plan will be made without the written approval of Rainbow, which approval will not be unreasonably withheld.
(vi)Rainbow shall have the right but not the obligation to have at Falkirk Mine a Rainbow representative to observe operations at Falkirk Mine. The Rainbow representative shall be selected by Rainbow and any costs incurred for the Rainbow representative shall be paid for by Rainbow and not Falkirk.
ARTICLE 3
LOANS AND LEASES; RECLAMATION BONDING
3.1.Certain Background Information.
(a)Defined. In order to meet its coal supply obligations, Falkirk has required and will require loans for the acquisition of mineral coal and surface lands and loans or leases for the construction and equipping of Falkirk’s Mine (“Loans” and/or “Leases”). Advances (within the meaning of the Funding Agreement) will be deemed to be Loans and Leases under this Agreement.
(b)GRE-Arranged Loans and Leases. Pursuant to the GRE-Falkirk Agreements:
(i)Prior to the Effective Date, from time to time since first entering into the GRE CSA, GRE arranged for Loans and Leases for Falkirk.
(ii)The outstanding Loans and Leases arranged by GRE for Falkirk as of May 31, 2021 are described on Schedule 3.1(b)(ii). By the fifteenth day of

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each month prior to the Effective Date, and within fifteen days after the Effective Date, Falkirk shall deliver to Rainbow an updated version of Scheduled 3.1(b)(ii).
(iii)The outstanding receivables owed by GRE to Falkirk as of May 31, 2021 are described on Schedule 3.1(b)(iii). By the fifteenth day of each month prior to the Effective Date, and within fifteen days after the Effective Date, Falkirk shall deliver to Rainbow an updated version of Scheduled 3.1(b)(iii).
(iv)In connection with the transactions contemplated hereby, Rainbow has assumed the Loans and Leases so arranged by GRE for Falkirk.
(v)In connection with the transaction contemplated hereby, Rainbow has assumed payment responsibility for the receivables owed to Falkirk as reflected on Schedule 3.1(b)(v). Schedule 3.1(b)(v) shall be identical to the version of Section 3.1(b)(iii) that is delivered after the Effective Date, except that it will exclude any receivables owed by GRE to Falkirk in respect of the Falkirk pension plan.
3.2.Rainbow-Arranged Loans and Leases.
(a)Use of Falkirk Excess Cash. Falkirk will use any cash in its accounts, except an amount equal to its Earned Surplus and any proceeds from the sale of land pursuant to Section 10.1(a), for one or more of the purposes set forth in Section 3.1(a) before requesting additional Loans and Leases.
(b)Rainbow-Arranged. From the Effective Date through the end of the Post-Production Period, Rainbow agrees to arrange for Loans and Leases in amounts sufficient for continued equipping and operating Falkirk’s Mine to the capacity required for producing the quantity of coal to be furnished under this Agreement and in accordance with the approved Annual Mining Plans.
(i)Rainbow will (A) provide Loans and Leases directly to Falkirk, (B) arrange for Loans and Leases for the benefit of Falkirk directly from third persons with Rainbow, (C) direct Falkirk to borrow or lease from third persons or (D) combine Rainbow’s Loans and Leases with those of third persons. So long as this Agreement is in effect, Rainbow will be responsible for and will provide, arrange for or direct such continued or additional Loans and Leases as may be necessitated by replacement of or addition to Falkirk’s mineral coal and surface lands, equipment, by the expiration of any lease of equipment to Falkirk prior to the expiration of the Term or by the need for additional working capital, in each case to equip Falkirk’s Mine to the capacity required for producing the quantity of coal to be furnished hereunder in accordance with Rainbow’s then requirements.
(ii)If Falkirk proposes to acquire a piece of replacement equipment that has not been approved in an Annual Mining Plan and has an acquisition cost in excess of $[****], Rainbow and Falkirk will meet to discuss whether such

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acquisition is preferred or whether an alternative lease of such equipment is preferred.
(iii)If the Loans and Leases are arranged with third persons, Rainbow has the right subsequently to discharge the Loans and Leases and substitute itself as lender or lessor for the balance of the term of such Loans and Leases.
(iv)Any Loans and Leases provided, arranged for or directed by Rainbow in the exercise of its rights and obligations under this Section 3.2 will not be less favorable to Falkirk than Loans and Leases for the same term which could be obtained by Falkirk directly. If Falkirk has any objection under the previous sentence to financing proposed by Rainbow, it will notify Rainbow of such objection thirty days before Rainbow becomes committed to such financing.
(v)In connection with any financing pursuant to this Section 3.2, and pursuant to the Funding Agreement, Falkirk will create a security interest in any or all assets of Falkirk in favor of Rainbow, or as directed in writing by Rainbow, any other lender to Falkirk and/or any guarantor of any Loan to Falkirk and/or any lender or guarantor of any lender to Rainbow with respect to funds which Rainbow makes available to Falkirk under this Section 3.2, all as directed by Rainbow.
(c)Negative Pledge. Falkirk will not incur any debt or pledge or encumber any assets owned by it in fee or any leasehold interests which it may hold except as has been approved in writing by Rainbow in each instance.
(d)Failure to Arrange Loans and Leases. If Rainbow fails to make arrangements for any Loans or Leases requested by Falkirk and in consequence Falkirk is unable to produce the tonnage of coal required by Article 2, Falkirk will be deemed to have fulfilled its obligations under Article 2 hereof if it produces and sells to Rainbow the quantity of coal which can be produced from time to time from Falkirk’s Mine developed with the funds or arrangements so provided or arranged by Rainbow.
3.3.Credit Documents. In connection with any Loans or Leases arranged by Rainbow, Falkirk will enter into such credit documents as Rainbow or Rainbow’s financing sources may reasonably require from time to time, including credit documents related to any financing provided or to be provided, the granting of liens, mortgages or other security interests, the making of affirmative or negative covenants, the making of representation and warranties, the issuing of note or notes, related to defaults and remedies on such default or such other matters related to any or all such Loans or Leases as Rainbow or (at its direction) Rainbow’s financing sources may require from time to time.
3.4.Reclamation Bonding. Falkirk holds the North Dakota Public Service Commission (“Commission”) mine permit for Falkirk’s Mine. Under the North Dakota version of the Surface Mining Control and Reclamation Act (N.D. Century Code Title 38 Chapter 14.1 or “ND SMCRA”), the mine permit holder is obligated to conduct mine reclamation and to post a

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performance bond to ensure that if the permit holder fails to conduct such reclamation, the Commission can cause it to occur. Notwithstanding ND SMCRA, Falkirk and Rainbow have agreed as a matter of contract that Rainbow is solely responsible to pay for mine reclamation as required under ND SMCRA.
As of the date hereof, the Commission estimate of the cost to complete final mine reclamation is $[****], and the Commission requires a performance bond in that amount. In the future, the Commission may require a higher amount of performance bond. Throughout the Term, Rainbow will continually provide a sufficient performance bond as required by the Commission, and its applicable laws and regulations, to ensure for final mine reclamation under the mine permit.
Initially, Rainbow and the Commission have agreed that Rainbow shall meet its obligation to provide such performance bond as follows: BNC National Bank and Bank of North Dakota (the “Banks”) shall issue a letter of credit in favor of the Commission equal to the Commission estimate of the cost to complete final mine reclamation (the “Commission LOC”). The Commission will be able to draw in whole or part on the Commission LOC if Falkirk fails to perform final mine reclamation, resulting in permit forfeiture. Rainbow will cause the Banks to deliver the Commission LOC to the Commission, and the Commission shall accept the Commission LOC as the required performance bond, on or before the Effective Date. Falkirk will cooperate with Rainbow in providing certain Falkirk Real Property as security to the Banks. The Banks’ delivery of the Commission LOC to the Commission, and the Commission’s acceptance of the Commission LOC as the required performance bond, is a condition precedent to Falkirk’s obligations under this Agreement, and the Effective Date shall not occur until such delivery and acceptance has occurred.
Thereafter, Rainbow will meet its obligation to provide the performance bond to the Commission in such manner as is acceptable to the Commission from time-to-time. In the event that Rainbow fails to provide such performance bond in a timely manner as determined by the Commission, Falkirk may immediately execute on the Guaranty and the Guaranty LOC in accordance with their terms and the terms of this Agreement.
In the event that the Commission, the North Dakota Department of Trust Lands and the U.S. Department of the Interior, Office of Surface Mining, Reclamation and Enforcement agree in the future that Falkirk Real Property (including any Falkirk Real Property acquired and held by Rainbow or Rainbow Entity pursuant to the terms of this Agreement) can be posted as collateral for the applicable performance bonding requirements, Falkirk and/or Rainbow or Rainbow Entity will attempt in good faith to agree to pledge Falkirk Real Property to meet all or part of the collateral requirements associated with the performance bond requirement associated with the mine permit for Falkirk’s Mine. In the event that Falkirk Real Property is so pledged, the Advances, as defined in the Funding Agreement, related thereto shall be deemed to be repaid during the applicable pledge period, but shall be reinstituted should such property cease being pledged.
3.5    Guaranty and Guaranty LOC. The Parties acknowledge that the Commission will not permit Falkirk to draw on the Commission LOC in the event that Rainbow fails to

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perform under a Transaction Document and such failure prevents Falkirk from performing reclamation. In order to provide a source of funds to Falkirk in the event of such a failure, Rainbow shall cause REMC to execute and deliver to Falkirk on the date hereof, a payment and performance guaranty in substantially the form attached hereto as Annex E, obligating REMC to pay amounts due and perform obligations owing to Falkirk under the Transaction Documents (the “Guaranty”). The Guaranty obligates REMC, after the occurrence of a failure to maintain a required amount of “Net Tangible Asset Value,” as defined in the Guaranty, to cause a Bank to provide a letter of credit in favor of Falkirk in the amount of the shortfall in Net Tangible Asset Value (the “Guaranty LOC”). REMC’s execution and delivery to Falkirk of the Guaranty on the date hereof, and its demonstration to Falkirk’s satisfaction that REMC will, as of the Effective Date, have the required amount of Net Tangible Asset Value is a condition precedent to Falkirk’s obligations under this Agreement, and the Effective Date shall not occur until such execution, delivery and demonstration has occurred. REMC’s failure to maintain and perform under the Guaranty or REMC’s failure to maintain the Net Tangible Asset Value minimum under the Guaranty accompanied by REMC’s failure to maintain and perform under the Guaranty LOC, will constitute a breach of this Agreement that has a material adverse effect on Falkirk.
ARTICLE 4
PRICE FOR COAL
4.1.Determination of Price. Rainbow will pay for the Underwood Coal sold and delivered during the Production Period at a price which annually equals the Cost of Production plus the Agreed Profit.
4.2.Cost of Production. Except as otherwise expressly stated herein, “Cost of Production” for the purposes of this Agreement means the costs actually incurred by Falkirk in the mining, processing and delivery of Underwood Coal under this Agreement. Such costs will be determined and allocated in accordance with GAAP (except as otherwise expressly stated in this Section 4.2), consistently applied and will include the following, subject to Section 4.3:
(a)Production, Maintenance and Delivery Costs. All production, maintenance and delivery costs including without limitation the following types of costs, but excluding any costs which are general and administrative costs defined in, and subject to the fixed charge under Section 4.2(c):
(i)Labor costs, which include wages and the costs of all related payroll taxes, benefits, post-retirement medical benefits and fringes including welfare and defined contribution plans, worker’s compensation coverage, group insurance, vacations and other comparable benefits of corporate officers and employees of Falkirk located at Falkirk’s Mine and employees of Affiliates of Falkirk located in North Dakota, whose labor costs are properly charged directly to Falkirk’s Mine.
(ii)Supplies and major repairs, including materials utilized in the operation of Falkirk’s Mine.

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(iii)Contract services.
(iv)Rental of machinery and equipment, but excluding any payments under leases as specified in Section 4.2(d)(i).
(v)Miscellaneous costs, including membership costs for membership by Falkirk and Falkirk employees in one national industry association or trade group (such as the National Mining Association or similar group), or such other industry associations as specifically approved by Rainbow, in writing, to be charged to the Cost of Production.
(vi)Reasonable and necessary services by other than Affiliates of Falkirk.
(vii)Insurance.
(viii)Taxes and fees, but not including income taxes, imposed by any governmental authority.
(ix)Overhead costs, which include travel, telephone, internet, wifi, postage, office machine costs and other office maintenance costs, business expenses and training costs for employees of Falkirk and employees of Affiliates of Falkirk located in North Dakota whose costs are properly charged directly to Falkirk’s Mine.
(x)Development costs, which will be amortized ratably.
(xi)Reclamation and other costs, including labor and supplies, required to comply with regulations of federal, state or local governments not otherwise included as an element of cost herein.
In the event the Parties dispute whether a cost is a properly charged Cost of Production, the Parties shall analyze the treatment by Falkirk and GRE of similar costs included on pre-Effective Date invoices under the GRE CSA as a component of resolving the dispute.
(b)Coal and Surface Costs. Coal and surface costs:
(i)The tonnage royalty under leases (including a proration of lease bonus payments, rental payments and other capitalized leasehold expenses), appraisals, easements, surface damage payments, third party landman costs, lease renewal payments, drilling and exploration payments, recording fees, property taxes (including reimbursement to private owners if industrial taxes are greater than agricultural taxes), current delay rental on surface and coal lands and all other current expense of maintaining leaseholds, including reasonable attorneys’ fees and other legal expenses for abstracts and title opinions and for land and lease title curative or research activities but excluding royalty payments made by

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Falkirk under the Sublease Agreement to any Affiliate of Falkirk and any other overriding or other royalties payable by Falkirk to any Affiliate of Falkirk;
(ii)Depletion of the capital cost of any coal acquired by Falkirk in fee, based upon estimated reserves; and
(iii)[****] ($[****]) per Ton of either fee or leasehold coal mined from the Underwood Coal Field only as required by agreements in existence prior to the Effective Date, which shall be paid by Falkirk to CSTL LLC, a Delaware limited liability company, or its successors and assigns.
Provided, however, that Falkirk shall credit against the amounts described in clauses (i), (ii) and (iii) above an amount equal to all third party lease income derived from Falkirk Real Property (e.g., consideration for entering into and holding easement, access and lease agreements, farming and grazing rents) and any interest income on cash posted by Rainbow to satisfy its obligation to post a performance bond in favor of the Commission as required in Section 3.4.
(c)General and Administrative Costs. General and administrative costs:
(i)The sum of $[****] (which will be adjusted as set forth in Section 4.2(c)(iii)) will be added for general and administrative costs, prorated for partial years during the Production Period and Post-Production Period.
(ii)General and administrative costs that are to be covered by such amount (and will not be otherwise included in the Cost of Production) are:
(A)General accounting and billing expense for those functions performed at other than Falkirk’s Mine,
(B)except as otherwise provided in Sections 4.2(a)(i) and 4.2(a)(ix), salaries and related expenses, such as payroll taxes, pensions and worker’s compensation, of corporate officers and employees of Falkirk and officers and employees of Affiliates of Falkirk, unless such expenses (other than pension) relate to periods of time when such officers or employees were employees of Falkirk or are specifically approved by Rainbow, in writing, to be charged to the Cost of Production or are subject to Sections 4.2(a)(i) or 4.2(a)(ix),
(C)reasonable travel, telephone, postage and office maintenance expense for persons or services included in general and administrative costs,
(D)memberships and contributions of Affiliates of Falkirk, audit expense of Falkirk and Affiliates of Falkirk, legal expense of Falkirk and Affiliates of Falkirk, except (x) legal expense that is connected with

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financing of Falkirk and capitalized as part of the financing, and (y) reasonable legal expense associated with the acquisition and maintenance of coal leases or surface lands owned or held by Falkirk, or such other legal expenses that are specifically approved by Rainbow, in writing, to be charged to the Cost of Production, and
(E)insurance expense incurred by Affiliates of Falkirk (other than premiums and deductibles paid by North American Coal but attributable to Falkirk coverage under the North American Coal corporate policy).
(iii)The amount set forth in Section 4.2(c)(i) for general and administrative costs and the CapX Cap will be adjusted annually, beginning on January 1, 2022 for the Year 2022, and on January 1 of each Year thereafter in the percentage by which the CPI-U for December of the previous Year differs from the CPI-U for October of 2021. An example calculation illustrating such annual adjustment calculation is set forth in Annex C.
(d)Capital-Related Costs. Capital-related costs:
(i)Rent paid to a lessor or owner of a lessor under Leases (including interest thereon, if any) as the same will become due and payable, excluding, however, any amounts becoming due and payable pursuant to any default, acceleration or optional payment provision of any Lease that is not triggered by an act, omission or decision of Rainbow.
(ii)Depreciation and/or amortization to which Falkirk is entitled, the rates of which will be determined by Falkirk in accordance with GAAP from time to time. The Parties agree that the initial assumption for the useful life of life-of-mine assets will be based on a ten-year Production Period and the equipment’s projected operational period, if any, during the Post-Production Period, to be assessed for change periodically in accordance with GAAP. No depreciation or amortization will be included in the Cost of Production with respect to items of property for which a lessor under a Lease has taken depreciation or amortization and included the same in computing the rent under such Lease. Unless the Parties mutually agree otherwise or GAAP otherwise requires, the rates of such depreciation and/or amortization will be limited to a straight-line basis over the anticipated useful service life of the assets and will not exceed the maximum deduction allowable under applicable federal income tax laws and regulations. Rainbow will be entitled to the correction from time to time in accordance with GAAP of anticipated useful service lives to conform to experience.
(iii)Net gains or losses on the dispositions of capital assets will be credited or charged, as the case may be, to the Cost of Production.

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(iv)Transactions between Falkirk and any one or more of its Affiliates involving capital assets (including contributions to the capital of Falkirk) will be reflected in Falkirk’s accounts at cost to the Affiliates of the assets involved, less accrued depreciation, as shown by the accounts of the transferring company, or fair market value if it is greater than depreciated cost.
(e)Certain Tax Matters.
(i)The amount of any investment tax credit under Section 38 of the United States Internal Revenue Code or similar subsequent provisions of said Code which is realized by Falkirk will be credited to current Cost of Production. Falkirk will claim such investment tax credits, or similar subsequent tax benefits, at the times and in the amounts that will produce the greatest tax savings to Falkirk and resulting credits to Rainbow.
(ii)Falkirk shall be entitled to depletion tax benefits associated with the severance and sale of Underwood Coal.
(f)Interest; Loan and Lease Expense. The amount of interest, Loan and Lease commitment fees currently due and payable and amortization of other expenses incurred in connection with Falkirk obtaining Loans and Leases (to the extent not otherwise provided for under Section 4.2(d)), accrued by Falkirk with respect to the Loans and Leases less interest or dividends received by Falkirk on its investments.
4.3.Certain Agreements Regarding Costs and Related Matters.
(a)Computation. The Cost of Production will be computed on a Yearly basis. The Cost of Production will be determined on a cents per Ton basis by dividing the annual Cost of Production by the number of Tons produced by Falkirk hereunder in such Year. In the event that Falkirk or Rainbow identifies an opportunity to sell Underwood Coal to any third party at a profit or at a third party sale price that would lower the average per Ton Cost of Production for all Tons mined, the Parties shall meet to discuss whether Falkirk should agree to such third-party sales and, if so, any appropriate modification to this Agreement associated therewith. If the Parties are unable to agree to terms of third party sales, Falkirk shall have the right to sell to such third parties provided (i) it can still meet its obligations to Rainbow hereunder and (ii) Falkirk shall credit the Cost of Production associated with such third party sales to Rainbow on a monthly basis, and shall split with Rainbow 50%/50% the revenue associated with such third party sales, less the Cost of Production associated with such sales.
(b)Falkirk Affiliates. If any Costs of Production or Post-Production Period costs are incurred by an Affiliate of Falkirk and charged to Falkirk, they will be included only at the cost to such Affiliate without addition for any overhead, loading, intercompany or intracompany profit or service charge. Except as expressly set forth in this Agreement and specifically approved by Rainbow, Rainbow will not be charged for any costs incurred by Affiliates of Falkirk. In determining costs, Falkirk will give

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Rainbow the proportionate benefit of volume purchases participated in by Falkirk and Affiliates of Falkirk.
(c)Falkirk Breach. If Falkirk fails to comply with its obligations under this Agreement for a reason unrelated to Rainbow’s failure to comply with its obligations under this Agreement, and such failure results in incremental Cost of Production, Rainbow will not be obligated to pay the first $[****] in such incremental Cost of Production per Year.
(d)Certain Fines and Penalties. Costs of Production and Post-Production Costs will exclude fines and penalties imposed against Falkirk for violation of Applicable Laws by any governmental agency, administration, commission or body, with the exception of activities or conduct of Rainbow or activities or conduct of Falkirk that were specifically directed or otherwise approved by Rainbow.
(e)Administrative Support Services to Rainbow. Upon one hundred twenty days’ advance written notice by Rainbow, or at such other time agreed to in writing by the Parties, Falkirk agrees to provide certain administrative support services to Rainbow with respect to the employees of Rainbow working at Rainbow Station (“HR Services”), substantially in accordance with the form of Benefits and Human Resources Consulting Services Agreement reviewed by the Parties prior to the date hereof (the “HR Services Agreement”). Rainbow and Falkirk shall work together to attempt to streamline the administration and reduce the cost of HR Services. The specific scope of HR Services provided by Falkirk and the compensation paid to Falkirk for such services shall be detailed in and governed by the HR Services Agreement.
4.4.Agreed Profit. The “Agreed Profit” per Ton of coal delivered to Rainbow under this Agreement during the Production Period will be an amount determined as follows:
(a)Through May 31, 2024. From the Effective Date through May 31, 2024, it will be $[****] per Ton, and such amount will not be subject to adjustment.
(b)June 1, 2024 and On. From and after June 1, 2024, it will be an amount determined as follows:
(i)For all Tons of coal up to and including 5,600,000 Tons sold and delivered by Falkirk to Rainbow hereunder in any Year (prorated for partial years including 2024), the Agreed Profit expressed in January 1, 2021 dollars, will be $[****] per Ton as adjusted pursuant to Section 4.4(c) (“Tier 1 Agreed Profit”).
(ii)For all Tons of coal in excess of 5,600,000 Tons sold and delivered by Falkirk to Rainbow hereunder in any Year (prorated for partial years including 2024), the Agreed Profit, expressed in January 1, 2021 dollars, will be $[****] per Ton as adjusted pursuant to Section 4.4(c) (“Tier 2 Agreed Profit”).

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(iii)For the partial year June 1, 2024 through December 31, 2024, the per Ton Agreed Profit shall be Tier 1 Agreed Profit for Tons delivered up to 3,266,667 Tons (5,600,000 Tons x 7 months / 12 months) and Tier 2 Agreed Profit as to any additional Tons.
(iv)Commencing on January 1, 2025, Falkirk shall invoice Rainbow monthly for Agreed Profit on the basis of applying Tier 1 Agreed Profit to nominated Tons up to and including 5,600,000 Tons on an annualized basis and applying Tier 2 Agreed Profit to Tons in excess of 5,600,000 Tons on an annualized basis ratably over the course of the Year. For example, if Rainbow were to nominate 8,000,000 Tons for 2025 (5,600,000 Tier 1 Tons and 2,400,000 Tier 2 Tons) and Rainbow took delivery of 1/12 of such tonnage in January 2025, the January 2025 invoice would apply Tier 1 Agreed Profit to 466,667 Tons (1/12 of 5,600,000 Tons) and Tier 2 Agreed Profit to 200,000 Tons (1/12 of 2,400,000 Tons), producing a blended rate of Agreed Profit.
(v)If necessary, the Parties will agree to a true-up mechanism as to each Year after 2024 to ensure that Tier 1 Agreed Profit is applied to 5,600,000 Tons in such Year and that Tier 2 Agreed Profit is applied to Tons in excess of 5,600,000 Tons in such Year.
(c)Certain Adjustments for June 1, 2024 and On. The per Ton amounts set forth in Section 4.4(b) for periods from and after June 1, 2024 (but not the amount set forth in Section 4.4(a)) will be subject to adjustment starting as of June 1, 2024 based upon the change in the CPI-U for the twelve months ending in June of the previous year. An example calculation illustrating such annual adjustment calculation is set forth in Annex D.
ARTICLE 5
POST-PRODUCTION PERIOD
5.1.Falkirk Duties. Unless this Agreement is terminated earlier than the first day of the Post-Production Period, Falkirk will perform all work and services required during the Post‑Production Period in connection with the final closing of Falkirk’s Mine and completion of final reclamation work.
5.2.Post-Production Period Cost Minimization, Planning and Budgeting and Payments. With respect to the Post-Production Period:
(a)Minimization. In consultation and coordination with Rainbow, through the Annual Mining Plan process and otherwise, Falkirk agrees to use commercially reasonable efforts to minimize post-mining reclamation costs.
(b)Plans and Budgets; Payments. Within 90 days of a written request by Rainbow, Falkirk will submit to Rainbow for its review and written approval the proposed plans and budgets for Falkirk’s reclamation activities. Rainbow will not

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unreasonably delay, condition or withhold its approval of such plans and budgets. In order to permit Falkirk to complete mine reclamation as required under ND SMCRA, Rainbow will pay amounts as invoiced by Falkirk, but shall provide written notice in the event that it disputes the validity of all or a portion of any invoice. In the event of such a dispute, the Parties shall attempt in good faith for a period of thirty days to resolve such dispute. In the event the Parties are unable to so resolve the dispute, the Parties shall conduct arbitration pursuant to Section 14.5. In the event Falkirk ultimately repays an amount paid by Rainbow but found not to be owing to Falkirk, Falkirk will refund such amount with interest from the date of payment by Rainbow to the date of reimbursement by Falkirk, accruing at a per annum rate of five percent. The reclamation costs payable under this Section 5.2(b) shall be determined in accordance with the principles for determining the Cost of Production under Section 4.2. After Rainbow’s written approval of such plans and budgets (or portions thereof), Falkirk will seek Rainbow’s prior written approval of any material changes to or from such plans and budgets. Falkirk will submit such reports regarding Falkirk’s activities and reclamation costs incurred as Rainbow may reasonably request from time to time. The Post-Production Costs payable under this Section 5.2(b) will be invoiced by Falkirk to Rainbow in accordance with Section 6.2. Rainbow or Rainbow’s representative has the right at any time on notice in writing to Falkirk to examine the records and books of account of Falkirk and any Affiliate of Falkirk relating to the Post-Production Costs to be borne by Rainbow under this Section 5.2(b).
(c)Exceptions. Reasonable bases for objection to an invoiced amount include the following: Rainbow believes in good faith, reasonably and based on objective data, that particular invoiced amounts are (A) not reasonable and verifiable, (B) not reasonably required to comply with applicable reclamation laws, (C) not related to or incurred in connection with surfaces disturbed by or in connection with Underwood Coal produced by Falkirk and sold hereunder or under the GRE CSA or (D) not incurred pursuant to and in accordance with plans and budgets (or portions thereof) approved in writing by Rainbow or GRE. Further, if Falkirk fails to comply with its obligations under this Agreement for a reason unrelated to Rainbow’s failure to comply with its obligations under this Agreement, and such failure results in incremental Cost of Production, Rainbow will not be obligated to pay the first $[****] in such incremental Cost of Production per Year.
5.3.Post-Production Period Payment Obligations for Retiree Medical Obligations
(a)Post-retirement medical benefits:
(i)Upon termination of coal deliveries hereunder, Rainbow shall pay for Falkirk’s unfunded accumulated post-retirement medical benefits obligation with respect to Falkirk employees, as determined in accordance with ASC 715, only to the extent that such costs are properly allocable to work performed by a Falkirk employee in connection with coal mined, processed and delivered to the

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Rainbow Station, Spiritwood Station or to other locations specified by Rainbow or previously specified by GRE pursuant to this Agreement or the GRE CSA, or reclamation of surfaces disturbed by or in connection therewith. On or before September 1 of each Year until Falkirk ceases to accrue any additional employee post-retirement medical benefits obligation, Falkirk shall notify Rainbow of its unfunded accumulated post-retirement medical benefits obligation as of January 1 of such Year, as determined by the actuarial firm designated by Falkirk. Together with such notice, Falkirk shall provide Rainbow with reasonably detailed information regarding the actuary’s determination of such obligation. Within thirty (30) days after Rainbow’s receipt of such notice from Falkirk, Rainbow shall approve or disapprove the increase, if any, in Falkirk’s unfunded accumulated post-retirement medical benefits obligation for such Year. Such approval by Rainbow shall not be unreasonably withheld. In the event of any changes in ASC 715 or the interpretation thereof, Falkirk shall consult with Rainbow before implementing any change in the manner in which the unfunded accumulated post-retirement medical benefits obligation is determined.
(ii)The Parties acknowledge that the amount of Falkirk’s unfunded accumulated post-retirement medical benefits obligation is dependent, in part, on the portion of the post-retirement medical benefits that Falkirk elects to pay as an employer contribution. Accordingly, on or before September 1 of each Year, Falkirk shall notify Rainbow of the proposed percentage increase, if any, in Falkirk’s post-retirement medical benefits employer contributions for the following Year. Within thirty days of Rainbow’s receipt of such notice from Falkirk, Rainbow shall approve or disapprove the percentage increase, if any, in Falkirk’s proposed post-retirement medical benefits employer contributions for the Year under consideration from the amount of such contributions by Falkirk for the immediately preceding Year. Such approval by Rainbow shall not be unreasonably withheld. Falkirk agrees to provide such supporting information, as well as such access to its books and records, as Rainbow may reasonably request in order to review the proposed percentage increase, if any, in Falkirk’s post-retirement medical benefits employer contributions.
(iii)The Parties acknowledge that the amount of Falkirk’s unfunded accumulated post-retirement medical benefits obligation is dependent, in part, on the post-retirement benefits plans that Falkirk elects to offer to its employees. Accordingly, Falkirk agrees that, without the prior written approval of Rainbow, it shall not make any modifications in the provisions of Falkirk’s current post-retirement medical benefits plans that would cause an increase in the amount which Rainbow is required to pay for Falkirk’s unfunded accumulated post-retirement medical benefits obligation, except for any modifications required by Applicable Laws. Such approval by Rainbow shall not be unreasonably withheld.
(iv)Subject to Section 5.3(a)(i) hereof, Falkirk shall record on its books an account receivable from Rainbow in an amount equal to Falkirk’s

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unfunded accumulated post-retirement medical benefits obligations. Upon request of Falkirk from time to time, Rainbow shall provide to Falkirk the funds necessary for Falkirk to pay the actual costs of Falkirk’s post-retirement medical benefits obligation for the Year under consideration.
(v)Disputes, if any, arising from this Section 5.3(a) shall be resolved by mutual agreement of the Parties or by arbitration pursuant to Section 14.5 hereof; provided, however, Rainbow shall be obligated to pay the undisputed portion of the post-retirement medical benefits obligation for the Year(s) under consideration. If a dispute involves a determination of whether or not Rainbow has unreasonably withheld its approval under this Section 5.3(a) with respect to Falkirk’s post-retirement medical benefits obligation (other than benefits provided by Falkirk under a collective bargaining agreement), such approval shall be deemed reasonably withheld if Falkirk is proposing to offer a post-retirement medical benefits program that provides net benefits in excess of the average post-retirement medical benefits program offered by other coal mining companies in North Dakota.
(b)This Section 5.3, as well as the other provisions of this Agreement that by their nature extend beyond the termination of this Agreement, shall survive the termination of this Agreement and shall remain in effect until all obligations are satisfied. Such other provisions include, without limitation, Section 2.1 (Requirements), Article 3 (Loans; Leases), Article 4 (Price for Coal), Article 5 (Post-Production), Section 6.1 (Reports and Audit), Article 12 (Representations and Warranties), Section 13.1 (Confidential Information), Section 14.2 (Assignment), Section 14.3 (Notices), Section 14.4 (Effect of Waiver), and Section 14.5 (Arbitration). Further, if the Effective Date shall have occurred prior to termination of this Agreement, the Guaranty, the Funding Agreement and the Mortgage shall continue until the latest to occur of (i) completion of all post-mining reclamation activities, and (ii) satisfaction of all obligations owed by Falkirk to Rainbow and all obligations owed by Rainbow to Falkirk, including those obligations described in this Section 5.3.
5.4.General and Administrative Costs; Reclamation Fee.
(a)General and Administrative Costs. During the Post-Production Period (but not more than a ten year period commencing with date on which the Production Period ends), and with respect to the twelve month period on each anniversary date thereof, Falkirk will be entitled to general and administrative costs in the amount referenced in Section 4.2(c)(i), as adjusted during the Production Period and throughout the Post-Production Period in accordance with Section 4.2(c)(iii), in an amount equal to:
(i)such adjusted general and administrative costs amount, times
(ii)a percentage equal to 100% less 10% for each such anniversary dates to be reached as of the end of such twelve month period (e.g., for the second twelve month period, it would be 100% less 10%, or 90% of the full charge, and

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for the third twelve month period, it would 100% less 20%, or 80% of the full charge).
(b)Reclamation Fee. During the Post-Production Period (but not more than a ten year period commencing with date on which the Production Period ends), and with respect to the twelve month period on each anniversary date thereof, Falkirk will be entitled an annual amount for a reclamation fee equal to:
(i)$[****] adjusted annually, beginning on January 1, 2026 for the Year 2026, and on January 1 of each Year thereafter in the manner provided in Section 4.2(c)(iii), including throughout the Post-Production Period, times
(ii)a percentage equal to 100% less 10% for each such anniversary dates to be reached as of the end of such twelve month period (e.g., for the second twelve month period, it would be 100% less 10%, or 90% of such fee, for the third twelve month period, it would 100% less 20%, or 80% of such fee).
ARTICLE 6
CERTAIN OPERATIONAL MATTERS
6.1.Reports and Audit. On or before August 1 of each Year, Falkirk will furnish to Rainbow an estimate of the price of coal hereunder during the succeeding Year. On or before the twenty-fifth day of each month, Falkirk will furnish to Rainbow a detailed statement of the Cost of Production at Falkirk’s Mine for the preceding calendar month. Such statement initially will be in the form attached hereto as Schedule 6.1 and thereafter in such form to be agreed upon from time to time by the Parties. From time to time (but not more frequently than semiannually) Falkirk will furnish to Rainbow estimates in the form requested by Rainbow of future expenditures that will be a part of the Cost of Production or Post-Production Costs. Rainbow has the right at any time on notice in writing to Falkirk to examine the records and books of account of Falkirk and any Affiliate of Falkirk relating to the items and allocations of cost and production included in the computation of amounts payable by Rainbow hereunder. Payment or payments under Section 6.2 will not be deemed a waiver of any rights of Rainbow that the price or other amounts payable hereunder be corrected. Rainbow shall, at all times and without notice to Falkirk, have the right to have a designated representative of Rainbow (the “Rainbow Mine Representative”) present at Falkirk’s Mine and Falkirk’s offices located thereon. Rainbow shall advise Falkirk of the name and telephone number of the Rainbow Mine Representative and shall provide notice to Falkirk in the event of a change to the Rainbow Mine Representative. Rainbow agrees to defend and hold harmless Falkirk from and against any and all claims, damages or losses arising out of or incurred in connection with the Rainbow Mine Representative’s presence at Falkirk’s Mine, except to the extent any such claims, damages or losses arise out of or incurred in connection with the negligence or intentional misconduct of any employee, representative or agent of Falkirk or any other third-party present at Falkirk’s Mine.
6.2.Billing and Accounts. The monthly billing of coal sold and delivered hereunder or reclamation performed in a calendar month will be paid by the twenty-fifth day of the calendar month following the month of delivery. The billing of coal sold and delivered in each calendar

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month will be based on the actual Cost of Production for the month plus the Agreed Profit or reclamation fee, as applicable, and fixed general and administrative costs as determined in accordance with this Agreement.
6.3.Weights.
(a)Scales. Unless otherwise agreed to in writing by Rainbow and Falkirk, the weight of the coal delivered to Rainbow Station hereunder will be determined by Falkirk on scales on silo conveyor belts adjacent to Rainbow Station near the point where delivery of coal is made. The make of scale to be used and the method(s) of installation will be subject to the agreement of Rainbow. Rainbow has the right to have representatives present at any and all times to observe the weighing of coal delivered hereunder. The accuracy of the scales will be tested and, if necessary, the scales will be corrected at least once every two weeks. Falkirk will permit Rainbow’s representatives to monitor the testing and correcting of said scales; provided, however, if Rainbow and Falkirk are not able to agree on such tests or adjustments or the methods thereof, the scale or methods of weighing will be tested and adjusted to a condition of accuracy by the appropriate North Dakota state department or agency, and the costs of such tests and adjustments will be shared equally between Falkirk and Rainbow.
(b)Adjustments to Quantities. If it is determined that the scale used to weigh coal delivered hereunder has been inaccurate, adjustment of the quantities of coal delivered hereunder will be made for half the period since the scale was last adjusted to an accurate condition.
6.4.Conduct.
(a)General Obligations.
(i)Falkirk will conduct its mining operations hereunder in a careful, good and workmanlike manner according to North Dakota surface mining practices prevalent in the field and with efficient and economical management and will conduct its mining operations in compliance with Applicable Laws, including those relating to mining operations and use of mining premises, air and water pollution and other environmental laws, rules and regulations. Falkirk will have no liability for violations of Applicable Laws by Rainbow. Rainbow will not be entitled to claim damages for breach of this Section 6.4(a)(i) unless it has given Falkirk written notice of a claim of breach and Falkirk has failed to cure the same within 90 days or discontinue conduct that cannot be cured within ninety days.
(ii)Falkirk will diligently attempt and use commercially reasonable efforts to undertake its obligations under this Agreement in an economical and efficient manner.
(b)Compliance with Reclamation Applicable Laws. Without limiting the generality of the foregoing, Falkirk will comply with all Applicable Laws and applicable

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terms of surface and coal leases with respect to reclamation of all surface disturbed by or in connection with mining. Falkirk is aware that Rainbow’s water permit from the state of North Dakota involves in several respects the operations of Falkirk in the conduct of its mining and reclamation and Falkirk agrees to use commercially reasonable efforts needed to assist Rainbow to comply with the conditions of its said water permit. Falkirk will supply Rainbow with all available information requested by Rainbow in order to permit such compliance. Rainbow will supply water to Falkirk from its water supply facilities as needed for mining and final mine reclamation.
(c)Management. Falkirk will notify Rainbow of the names of the persons principally responsible for the operation of Falkirk’s Mine on a semi-annual basis. Falkirk will consider and discuss with Rainbow any comments it makes with respect to such persons, but Falkirk shall have absolute discretion with respect to employee advancement and disciplinary decisions.
(d)Inspection. Subject to Falkirk’s safety and other mine site rules, and after reasonable advance notice, Rainbow has the right and privilege at any time of entering Falkirk’s Mine in order to inspect or survey the same.
(e)Movable Property. Falkirk will not without the prior written consent of Rainbow use any movable property except in the performance of this Agreement. Certain Falkirk light vehicles are licensed for on-road use and are used on-road and off of Falkirk’s Mine for Falkirk business needs.
(f)Dividends. Falkirk will not declare dividends on its stock except out of Earned Surplus and in compliance with the Funding Agreement. “Earned Surplus” means without duplication net income for the most recent fiscal period and/or retained income since incorporation less dividends previously paid, as determined in accordance with GAAP and as certified to annually by Falkirk’s independent public accountants.
(g)Operating Contracts. Falkirk may determine that it is appropriate to enter into contracts with third parties to provide services to Falkirk in connection with performance of Falkirk's obligations hereunder (“Operating Contracts”). Falkirk's entry into any such Operating Contracts will not relieve Falkirk of any of its obligations under this Agreement. Falkirk shall provide Rainbow reasonable advance notice in the event Falkirk intends to enter into an Operating Contract with total annual consideration to the third party thereto in excess of $[****]. Rainbow will have the opportunity to review and comment on such Operating Contracts prior to Falkirk's execution thereof, and will provide comments as promptly as reasonably practicable, taking into consideration Falkirk's obligation to timely perform Falkirk's obligations hereunder.
6.5.Insurance.
(a)Falkirk Insurance Policies. Falkirk shall procure or cause to be procured and maintain or cause to be maintained in full force and effect commencing on the Effective Date all insurance coverages specified in this Agreement. All insurance

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coverages shall be in accordance with the terms of this Section 6.5 using companies authorized to do business in North Dakota. The insurance shall be of such available types, limits, coverages and amounts, deductible amounts and with such insurers as are consistent with the performance standard in Section 6.4(a), and the policies shall be applicable to Falkirk’s Mine, its assets and the operation of Falkirk’s Mine or operations incidental to Falkirk’s Mine and the personnel at Falkirk’s Mine or utilized in connection therewith. Such insurance shall include the following:
(i)Property Insurance. All-risk property insurance including coverage for physical damage to equipment with a limit of not less than $[****] valuation for all property.
(ii)Workers’ Compensation. The workers’ compensation policy shall include coverage for the statutory limits in North Dakota.
(iii)Commercial General Liability. The commercial general liability policy shall include a minimum combined single limit of not less than $[****] per occurrence and $[****] in the aggregate for bodily injury and broad form property damage that covers bodily injury, property damage, personal injury, products and completed operations, and broad form contractual liability and hazards commonly referred to “XCU”, contains a severability of interest provision and covers products and completed operations for a period of two (2) years past termination of this Agreement.
(vii)    *Commercial Automobile Liability. The commercial automobile liability insurance policy shall include limits of coverage for bodily injury and property damage of not less than $[****] per occurrence. Any vehicle with a vehicle identification number (VIN) or capable of legally being used by Falkirk on public roads shall be covered by the policy.
(viii)     Excess or Umbrella Liability. The excess or umbrella liability insurance policy shall include a combined single limit of coverage of not less than $[****] per occurrence, annual aggregates of at least $[****] for bodily injury and property damage, and including coverage for the excess of employers liability and the insurance described in subsections (iii) and (viii).
(ix)    Pollution Legal Liability. The pollution legal liability insurance policy shall include limits of coverage of not less than the amounts required by Applicable Laws.
(x)    Fidelity Crime Coverage. The fidelity crime insurance policy shall include limits of coverage of not less than $[****] with a $[****] deductible.
(xi)    Falkirk may utilize its excess or umbrella liability insurance maintained under Section 6.5(a)(viii) to meet up to $[****] of the combined single limit per occurrence and up to $[****] of the aggregate amount of commercial general liability insurance required under Section 6.5(a)(iii).

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Rainbow may elect during any policy year to provide property insurance, should better or lower priced property insurance be available to it relative to that available to Falkirk. In the event it does so, Falkirk shall be named as a loss payee under such property insurance.
(b)Subcontractor's Insurance. To the extent Falkirk utilizes any contractors or subcontractors at Falkirk’s Mine, Falkirk will require that all of its contractors, subcontractors and any Affiliates thereof engaged in work on or for Falkirk’s Mine comply with the applicable workers' compensation laws of the State of North Dakota and, as of the Effective Date, will maintain the following coverages:
(i)Workers' Compensation Insurance. Workers' Compensation shall be in the form prescribed by the laws of the State of North Dakota for all subcontractors.
(ii)General Liability Insurance (Bodily Injury and Property Damage). Such insurance shall have minimum limits of $[****] per occurrence/$[****] annual aggregate for bodily injury and property damage. Such insurance shall also cover such subcontractor for contractual liability.
(iii)Automobile Vehicle Liability Insurance. Automobile vehicle insurance shall cover all owned, non-owned, hired and rented automotive equipment used by subcontractors. It shall have a limit of not less than $[****] on a combined single limit basis for bodily injury and property damage liability.
Falkirk and Rainbow will periodically communicate on and agree to the types of insurance coverage that Falkirk is requiring its subcontractors to obtain. Falkirk assumes responsibility and liability for any subcontractor Falkirk contracts to perform services.
(c)Rainbow as Additional Insured or Loss Payee. Rainbow will be added as an additional insured or loss payee, as applicable (unless otherwise prohibited by Applicable Laws), as to all insurance (except workers' compensation insurance) acquired by Falkirk pursuant to this Agreement. Falkirk and its insurer will waive rights of subrogation against Rainbow.
(d)Evidence of Insurance. Falkirk will furnish Rainbow with satisfactory evidence that Falkirk's insurance required by this Section 6.5 is being properly maintained at Rainbow’s request and will furnish Rainbow with copies of all policies, waivers of subrogation, certificates of insurance, endorsements and riders (certified by the insurer where appropriate), redacted to remove information related to Falkirk’s Affiliates’ coverage.

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ARTICLE 7
FORCE MAJEURE
7.1.Falkirk. In the event of Acts of God, strikes, labor disputes, fires, accidents at Falkirk’s Mine, failure of equipment, inability of Falkirk to obtain necessary equipment by reason of a general short supply thereof, failure of transportation or shortage of transportation equipment, federal or state laws or regulations, act or omission of a governmental authority that expressly prohibits the mining and delivery of coal, acts of the public enemy, wars, blockades, insurrections, riots, acts of terrorism, landslides, geological, geotechnical or hydrological conditions which reasonably could not have been anticipated based on available informational and reasonable professional judgment, lightning, hurricanes, tornadoes, earthquakes, storms, floods, washouts, major breakdowns of or damage (which for the avoidance of doubt, is not caused by Falkirk) to Falkirk’s equipment, pandemic or epidemic or regulation of a governmental authority related thereto, or other contingencies, whether of a like or different nature, that are beyond the control of Falkirk and are not due to its negligence and that prevent or interfere with production or shipment of coal hereunder, then, at the election of Falkirk, the shipments contracted for may be suspended or partially suspended as the case may require for the duration and to the extent of the contingency, but Falkirk will use commercially reasonable efforts to eliminate the cause of suspension as soon as reasonably practicable.
7.2.Rainbow. In the event of Acts of God, strikes, labor disputes, fires, accidents, failure of equipment, inability of Rainbow to obtain necessary equipment by reason of a general short supply thereof, federal or state laws or regulations issued after the date hereof that would increase Rainbow’s costs to operate Rainbow Station to a degree that would render such operation unprofitable, act or omission of a governmental authority that expressly prohibits the combustion of coal, acts of the public enemy, wars, blockades, insurrections, riots, acts of terrorism, landslides, geological, geotechnical or hydrological conditions which reasonably could not have been anticipated based on available informational and reasonable professional judgment, lightning, hurricanes, tornadoes, earthquakes, storms, floods, washouts, major breakdowns of or damage (which for the avoidance of doubt, is not caused by Falkirk) to Rainbow’s equipment, pandemic or epidemic or regulation of a governmental authority related thereto, or other contingencies, whether of a like or different nature, that are beyond control of Rainbow and are not due to its negligence, any of which contingencies prevent or interfere with the taking of delivery at the Rainbow Station of the coal purchased hereunder, then, at the election of Rainbow, shipments contracted for shall be suspended or partially suspended as the case may require for the duration and to the extent of such contingency, but Rainbow shall use commercially reasonable efforts to eliminate the cause of suspension as soon as reasonably practicable.
7.3.Notice and Update Process. A Party who claims it is affected by Force Majeure under this Article 7 shall provide prompt written notice to the other Party. Such written notice shall describe in as much detail as possible the nature of the event, its impact on the Party’s ability to perform hereunder, its anticipated duration and the curative steps the Party intends to take to eliminate such impacts as soon as reasonably practicable. Thereafter each thirty days

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until the impacts are eliminated, the affected Party shall provide written status updates on the event, its anticipated remaining duration, curative steps taken and to be taken.
7.4.Idle Mine Expenses. Notwithstanding the suspensions of delivery provided for in Sections 7.1 or 7.2, if Falkirk’s Mine is substantially idle during a calendar month pursuant to such Sections 7.1 or 7.2, Rainbow will pay to Falkirk not less than the reasonable actual out-of-pocket mine idle expense for such month.
7.5.Resumption. Interruptions in making or acceptance of shipments and deliveries referred to in Sections 7.1 or 7.2 hereof will not invalidate the remainder of the Agreement, but upon removal of the cause of such interruptions, delivery will be resumed at the rate specified herein. In the event of such interruptions, the Party immediately affected by such contingency, if possible, will give reasonable advance notice to the other Party of the extent and probable duration thereof, with sufficient detail to enable the other Party to verify the same.
7.6.Certain Force Majeure Events.
(a)Rainbow Water Permit. If Rainbow’s water permit from the state of North Dakota is suspended or revoked for a cause beyond the control of Rainbow, then during the period of such suspension or revocation shipments contracted for are suspended or partially suspended at the election of Rainbow, and if, notwithstanding commercially reasonable efforts including exhaustion of administrative and judicial appeals, Rainbow is unable to have said permit reinstated, then Rainbow, at its election and in addition to all of its rights to terminate this Agreement under other provisions of this Agreement, may terminate its obligations to purchase coal hereunder.
(b)Notwithstanding anything to the contrary herein, this Agreement may be terminated by Rainbow if a Force Majeure event prevents Falkirk from delivering at least twenty percent of the Tons of coal nominated by Rainbow over a period of six months from inception of such Force Majeure.
ARTICLE 8
UNDERWOOD COAL; RESERVES
8.1.Acquisition of Additional Reserves. As surface and coal becomes available for lease or purchase in the Underwood Coal Field or the Riverdale Coal Field for which Falkirk does not already have rights thereto, and Falkirk or its Affiliates wish to acquire rights to such coal, Falkirk will request approval by Rainbow of the proposed bonus payments, tonnage royalty rates, minimum royalty rates or price per acre of surface and coal to be acquired in fee or by leasehold. Within the limits of such approval, Falkirk will use its best efforts to acquire such surface and coal in the quantities that are available and that Falkirk has requested, with Rainbow’s approval. However, if the acquisition of such surface and coal is required to meet Rainbow’s requirements for coal under this Agreement, Falkirk will acquire such surface and coal on the best available terms, and all costs thereof will be included in the Cost of Production. Neither North American Coal nor any other Affiliate of Falkirk may acquire for its own account any surface and coal within the Riverdale Coal Field or the Underwood Coal Field until Falkirk

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first seeks Rainbow’s approval for Falkirk’s acquisition of the surface and coal. If Rainbow does not approve such acquisition, any Affiliate of Falkirk (but not Falkirk) may acquire the surface and coal for its own account.
ARTICLE 9
TERM; EARLY TERMINATION; SUSPENSION
9.1.Term. The term of this Agreement (the “Term”) will begin on the Effective Date and continue until terminated pursuant to the provisions of this Agreement.
(a)Production Period. The “Production Period” will commence on the Effective Date and will extend for a period of time not to exceed ten years thereafter unless terminated earlier pursuant to Section 9.2 or Section 9.3, or extended by amendment hereto beyond such ten-year period under the terms of this Agreement.
(b)Post-Production Period. The “Post-Production Period” will commence when the Production Period ends and will continue until Falkirk’s Mine reclamation bond is released to Falkirk by the Commission, at which time the Term will conclude.
9.2.Early Termination Events. This Agreement may be terminated by Rainbow prior to the end of the Production Period as follows:
(a)If Rainbow determines, despite its good faith efforts, that Rainbow has not been or may not be able to realize profits from operation of Rainbow Station during any portion of the Production Period, provided that (i) if Rainbow elects to terminate pursuant to this Section 9.2(a), Rainbow will provide Falkirk with at least ninety days’ prior written notice of termination and such notice shall include Rainbow’s basis of unprofitability or future unprofitability of Rainbow Station, and (ii) Rainbow will not terminate under this Section 9.2(a) with the primary purpose at the time of such termination of converting Rainbow Station to one solely powered thereafter using any feedstock including coal or natural gas or any other fuel except coal mined from Falkirk Mine. If requested by Falkirk, Rainbow will meet with Falkirk during the ninety day notice period to discuss termination under this Section 9.2(a); provided, however, that any such meeting shall be a courtesy to Falkirk and shall not in any way limit Rainbow’s termination rights under this Section 9.2(a).
(b)If Falkirk breaches its obligations under this Agreement, such breach has a material adverse effect on Rainbow or its operation of Rainbow Station, and such breach is not cured to the reasonable satisfaction of Rainbow within sixty days’ written notice thereof.
(c)If Falkirk or its Affiliates breaches any of its obligations under any of the agreements entered into by Falkirk or its Affiliates, on one hand, with Rainbow or its Affiliates, on the other hand, such breach has a material adverse effect on Rainbow or its operation of Rainbow Station and such breach is not cured within the cure period (if any) applicable thereto.

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(d)If Falkirk breaches any of its obligations under any of the Loans or Leases, such breach has a material adverse effect on Rainbow or its operation of Rainbow Station and such breach is not cured within the cure period (if any) applicable thereto, provided that Rainbow may not terminate under this Section 9.2(d) if the primary reason why Falkirk is in breach thereof is because of any breach by Rainbow under this Agreement which has not been cured within sixty days’ after written notice thereof by Falkirk to Rainbow.
(e)If a Bankruptcy Event related to Falkirk occurs.
(f)If the Effective Date has not occurred by March 31, 2022.
If Rainbow terminates this Agreement under Section 9.2(b), Section 9.2(c) or Section 9.2(d) and Rainbow desires to continue to operate Falkirk’s Mine, the Parties shall negotiate in good faith and on commercially reasonable terms to either have Falkirk assign the Mine permit to Rainbow or its designee or to transfer the equity of Falkirk to Rainbow or its designee.
9.3    Falkirk Early Termination Events. This Agreement may be terminated by Falkirk prior to the end of the Production Period as follows:
(a)    If Rainbow breaches its obligations under this Agreement, such breach has a material adverse effect on Falkirk or its operation of the Falkirk Mine, and such breach is not cured to the reasonable satisfaction of Falkirk within sixty days’ written notice thereof.
(b)    If Rainbow or its Affiliates breaches any of its obligation under any of the agreements entered into by Falkirk or its Affiliates, on one hand, with Rainbow or its Affiliates, on the other hand, such breach has a material adverse effect on Falkirk or its operation of the Falkirk Mine and such breach is not cured with the cure period (if any) applicable thereto.
(c)    If Rainbow breaches any of its obligations under any of the Loans or Leases, such breach has a material adverse effect on Falkirk or its operation of the Falkirk Mine and such breach is not cured within the cure period (if any) applicable thereto.
(d)    If a Bankruptcy Event related to Rainbow or REMC occurs.
(e)    If the Effective Date has not occurred by March 31, 2022.
9.4    Certain Consequences of Early Termination.
(a)If this Agreement is terminated by Rainbow pursuant to Section 9.2(a) after the Effective Date has occurred, then Rainbow may exercise an option (the “Early Termination Option”) to acquire all of the real and personal assets of Falkirk pursuant to the Option Agreement, excluding all interests in coal. If this Agreement is terminated by Rainbow pursuant to Section 9.2(b), Section 9.2(c), Section 9.2(d) or Section 9.2(e) after

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the Effective Date has occurred, then Rainbow may exercise the Early Termination Option to acquire all of the real and personal assets of Falkirk pursuant to the Option Agreement. The Early Termination Option shall not become effective if the Effective Date does not occur.
(b)If the Early Termination Option is exercised and property is transferred to Rainbow, Rainbow shall remain responsible to pay all costs of reclamation and Falkirk shall perform reclamation at Rainbow’s cost in consideration of the compensation provided for in Section 5.4.
(c)If this Agreement is terminated by either Party because the Effective Date has not occurred by March 31, 2022, then this Agreement and the Transaction Documents shall terminate and be of no force and effect, except as provided in Section 5.3(b).
9.5    Suspension. If Rainbow fails to perform any of its payment, mine reclamation security-related or other obligations hereunder, Falkirk may suspend its performance hereunder until Rainbow cures such failure to perform.
ARTICLE 10
CERTAIN OPTIONS
10.1.Rainbow Options.
(a)Acquisition Option. Subject to the requirements of this Section 10.1 and the satisfaction and release of any applicable Bank or other permitted third party liens, Rainbow, or any person or entity who or which is an owner or employee of Rainbow and is designated by Rainbow (the “Rainbow Entity”) will, after the Effective Date has occurred, have the right and option to purchase any surface property designated as Option Property in the Annual Mining Plan at a price equal to [****]. Rainbow Entity shall not have the right to acquire any interest in any Option Property prior to the Effective Date and until Rainbow Entity agrees to be bound by the provisions of this Section 10. Rainbow agrees to consult in good faith with Falkirk regarding Rainbow Entity’s planned use of any Option Property and Falkirk shall advise Rainbow of any anticipated incremental Cost of Production or other anticipated negative impacts on Falkirk’s mining operations or ability to perform hereunder which are likely to occur as a result of such use. Rainbow agrees to cause Rainbow Entity to implement reasonable mitigation measures to avoid or reduce any such anticipated incremental cost and negative impacts; provided, however, that Rainbow Entity shall not be prohibited from using the Option Property in any manner Rainbow Entity determines necessary or desirable unless such use would result in a violation of or non-compliance with any Applicable Laws by Falkirk or Rainbow; and provided further that Falkirk shall be excused of and released from any Falkirk breach of this Agreement and any remedies of Rainbow associated with incremental cost or other negative impacts on Falkirk’s mining operations or ability to perform hereunder related to Rainbow Entity’s acquisition or use of property hereunder. Prior to acquisition of any Option Property, Rainbow agrees to consult and cooperate with Falkirk regarding (i) applicable control requirements for purposes of ND SMCRA or

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other Applicable Laws, and (ii) any Option Property which may be needed as near-term trade lands for Falkirk’s surface and coal acquisitions or which may be needed for active mining operations or reclamation. During the period between April 1 and July 15 of each Year, Falkirk, Rainbow and Rainbow Entity shall meet to discuss Option Property designated by Rainbow in its annual nomination.
(i)Falkirk Real Property. “Falkirk Real Property” means the surface interests identified on Schedule 10.1(a)(i). Falkirk will update Schedule 10.1(a)(i) annually.
(ii)[****]. [****]
(iii)Certain Other Terms.
A.    Notwithstanding anything in this Section 10.1(a) to the contrary, neither Rainbow nor Rainbow Entity shall be prohibited from acquiring any Option Property unless such acquisition (i) would result in a violation of or non-compliance with any Applicable Laws by Falkirk or Rainbow, or (ii) will have a direct and material adverse effect on Falkirk’s mining operations. Furthermore, and provided that the acquisition would not result in a violation of or non-compliance with any Applicable Laws by Falkirk or Rainbow, the provisions of this Section 10.1(a) shall not be applicable to, and Rainbow or Rainbow Entity shall have the absolute and unconditional right to acquire, any Option Property as to which coal removal and reclamation through the final surface grading phase has been completed.
B.    The option of Rainbow or Rainbow Entity to acquire Option Property shall survive termination of this Agreement, other than termination pursuant to Section 9.2(f), Section 9.3(d) or Section 9.3(e). The option of Rainbow or Rainbow Entity to acquire Option Property in the event of a termination pursuant to Section 9.3(a), Section 9.3(b) or Section 9.3(c) shall be limited prior to the release of Falkirk’s reclamation bond to the right to acquire tracts for the sole purpose of immediate sale to third parties, with the proceeds of such sale being used to fund Falkirk’s reclamation costs through final reclamation bond release. In the event of such termination other than pursuant to Section 9.2(f), Section 9.3(d) or Section 9.3(e), and in the event that termination has occurred pursuant to Section 9.3(a), Section 9.3(b) or Section 9.3(c) and has been followed by the release of Falkirk’s reclamation bond,

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the provisions of this Section 10.1(a) shall not be applicable and Rainbow or Rainbow Entity shall have the absolute and unconditional right to acquire, any Option Property provided only that such acquisition would not result in a violation of or non-compliance with any Applicable Laws by Falkirk or Rainbow.
C.    The Parties will attempt to close acquisitions of Option Property on or about August 1 of each Year, concurrent with Falkirk’s delivery of the Annual Mining Plan. As to each Option Property acquired by Rainbow Entity, Falkirk shall execute and deliver to Rainbow Entity at closing a warranty deed or assignment of lease, as applicable. Concurrent with such delivery, (i) Rainbow Entity shall deliver to Falkirk a cost-free license, easement, lease or other agreement sufficient to meet Falkirk’s operating, regulatory or other requirement or need as provided in Section 10.1(a) in respect of such Option Property, and (ii) Rainbow or Rainbow Entity shall pay to Falkirk Falkirk’s [****] of the Option Property as set forth on Schedule 10.1(a).
D.    Falkirk owns or has control of the coal and mineral interests within Falkirk’s Mine, and shall be solely responsible for acquiring any additional coal and mineral interests within Falkirk’s Mine after the date hereof, with the costs thereof being Cost of Production. Rainbow and Rainbow Entity have the right to acquire from any third party any mineral interest, other than coal, within Falkirk’s Mine.
E.    Unless such transaction would result in a violation of or non-compliance with any Applicable Laws by Falkirk or Rainbow or will have a direct and material adverse effect on Falkirk’s mining operations, neither Rainbow nor Rainbow Entity shall be prohibited from subsequently selling, conveying, transferring or encumbering all or any portion of its right, title and interest in and to any Option Property it has acquired pursuant to this Section10.1(a); provided, however, that in the event of a sale and transfer by Rainbow or Rainbow Entity to a Person not bound by this Section 10.1(a), the purchaser shall agree to be bound by the terms set forth in Section 10.1(a), above.

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(b)    Pore Space Option. Rainbow or Rainbow Entity and Falkirk have entered into that certain Option to Lease Pore Space, under which Rainbow or Rainbow Entity has the exclusive option to lease the pore space owned by Falkirk and underlying the Falkirk Real Property (“Pore Space Option”). In the event Rainbow or Rainbow Entity elects to exercise the Pore Space Option, Falkirk and Rainbow or Rainbow Entity shall execute one or more Pore Space Leases in substantially the form attached to the Pore Space Option. During the Production Period, Falkirk will apply as credits against the Cost of Production, and during the Post-Production Period, Falkirk will apply as credits against the Post-Production Period Costs, all amounts paid by Rainbow or Rainbow Entity to Falkirk under the Pore Space Option and all Pore Space Leases.
(c)    Separate Option. The option provisions contained in this Section 10.1 are separate and distinct from any and all options Buyer has under the Option Agreement. The option provisions in the Option Agreement may be exercised in accordance with the terms and conditions of the Option Agreement.
ARTICLE 11
[RESERVED]
ARTICLE 12
REPRESENTATIONS AND WARRANTIES

12.1.Falkirk Falkirk represents and warrants to Rainbow that:
(a)In General.
(i)Falkirk is a corporation duly organized, validly existing and in good standing under the laws of the state of Ohio and is qualified to do business in the state of North Dakota,
(ii)The execution and delivery of this Agreement by Falkirk and the performance of its obligations hereunder have been duly authorized by all requisite corporate action,
(iii)As of the Effective Date, neither the execution and delivery of this Agreement nor the performance of its obligations hereunder by Falkirk will, or after the lapse of time or giving of notice will, conflict with, violate or result in a breach of, or constitute a default under the Articles of Incorporation or Bylaws of Falkirk or any law, statute, rule or regulation applicable to it, or conflict with, violate or result in a breach of or constitute a default under any material agreement to which it is a party or by which it or any of its properties is bound, or any judgment, order, award or decree to which Falkirk is a party or by which it is bound, or require any approval, consent, authorization or other action by any court, governmental authority or regulatory body or any creditor of Falkirk (other than any third party creditors under Loans and Leases that require lessor consent and are not terminated prior to the Effective Date) or any other person or entity.

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(iv)This Agreement constitutes a valid and binding obligation of Falkirk and is enforceable against Falkirk in accordance with its terms, subject to the Enforcement Exceptions.
(b)Certain Matters.
(i)The costs of Falkirk Affiliates that were paid by GRE as Cost of Production during the 2020 Year under the GRE CSA are set forth on Schedule 12.1(b)(i).
(ii)Falkirk has good and marketable title to fee lands it controls in Falkirk’s Mine permit area, subject only to liens and encumbrances permitted by the GRE Funding Agreement, and has a valid leasehold interest in the surface and coal it leases in Falkirk’s Mine permit area and has not subjected its leasehold interest to any outstanding liens or other encumbrances, except as permitted by the GRE Funding Agreement.
(iii)Falkirk waives and releases any claim it may have against Rainbow, as successor-in-interest to GRE, in respect of Agreed Profit not paid by GRE under the GRE CSA. Such waiver and release shall have no impact on the enforceability of Falkirk’s claim therefor against GRE, which it reserves.
12.2.Rainbow. Rainbow represents and warrants to Falkirk that:
(a)In General.
(i)Rainbow is a corporation duly organized, validly existing and in good standing under the laws of the state of North Dakota.
(ii)The execution and delivery of this Agreement by Rainbow and the performance of its obligations hereunder have been duly authorized by all requisite corporate action.
(iii)Neither the execution and delivery of this Agreement nor the performance of its obligations hereunder by Rainbow will, or after the lapse of time or giving of notice will, conflict with, violate or result in a breach of, or constitute a default under the Articles of Incorporation or Bylaws of Rainbow or any law, statute, rule or regulation applicable to it, or conflict with, violate or result in the breach of or constitute a default under any material agreement to which it is a party or by which it or any of its properties is bound, or any judgment, order, award or decree to which Rainbow is a party or by which it is bound, or require any approval, consent, authorization or other action by any court, governmental authority or regulatory body or any creditor of Rainbow or any other person or entity.

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(iv)This Agreement constitutes a valid and binding obligation of Rainbow and is enforceable against Rainbow in accordance with its terms, subject to the Enforcement Exceptions.
(b)Certain Matters; Covenants.
(i)Rainbow plans in good faith to keep Rainbow Station operational from and after the Effective Date. Rainbow will use commercially reasonable efforts to operate Rainbow Station profitably.
(ii)Rainbow waives any claim it may have against Falkirk for any matter based on facts arising prior to the Effective Date or under any of the GRE-Falkirk Agreements.
ARTICLE 13
CONFIDENTIALITY

13.1.Proprietary and Confidential Data.
(a)Confidential Information. “Confidential Information” means this Agreement and its terms, and any technology, information, or materials, including without limitation, technical information or materials, business information or materials, specifications, test data, samples, prototypes, proprietary information, trade secrets, know-how, formulas, inventions, improvements, discoveries, methodologies, designs, machines, drawings, software and computer programs, research projects, business plans, business relationships, forecasts, future products, supporting documentation and other technical or business information or materials, including deliverables.
(b)Confidentiality. Except as otherwise required under Applicable Laws and Section 13.1(d) and Section 13.1(e), Rainbow and Falkirk will maintain as strictly confidential and not disclose to any third party nor use or exploit for any purpose other than the purpose of this Agreement, Confidential Information provided to the other Party, that is owned by the disclosing Party, licensed by the disclosing Party from a third party, or disclosed by the disclosing Party under this Agreement.
(c)Access. Each Party agrees to permit access to the Confidential Information of the other Party only by those employees, consultants, attorneys of the Parties and their Affiliates and their independent contractors who have a need to know and who have been informed that the Confidential Information is subject to confidentiality and non-use obligations under this Agreement and have confidentiality and non-use obligations with respect to the Confidential Information that are at least equivalent to those contained under this Agreement.
(d)Exceptions. The provisions of this Section 13.1 will not apply to Confidential Information that: (i) is in the receiving Party's possession before its receipt from the disclosing Party or GRE; (ii) is or becomes generally known to the public

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through no fault of the receiving Party; (iii) is rightfully received by the receiving Party from a third party without a duty of confidentiality other than GRE; (iv) is hereafter independently developed by the receiving Party and the receiving Party can show that it did not utilize any information made available by the disclosing Party or GRE, as documented by the receiving Party's records; or (v) is disclosed by the receiving Party with the disclosing Party's express prior written approval.
(e)This Agreement. In the event that Applicable Laws that affect any Party require such Party to submit a Transaction Document to a governmental authority, or a Party determines that it is necessary or appropriate to produce the same in regulatory proceedings, such Party will promptly notify the other Party of such Party's obligation and afford such other Party reasonable opportunity in advance of submission to redact any information therefrom which such other Party deems to be sensitive commercial or proprietary information of such other Party, including, without limitation, provisions related to compensation, defaults, termination and indemnification. Rainbow acknowledges that Falkirk is an indirect subsidiary of a public company, which will be required to file certain Transaction Documents as material agreements with the U.S. Securities and Exchange Commission after the Effective Date, and that such commission generally limits redactions to material agreements to financial terms.
13.2.Press Releases and Public Disclosures. Falkirk and Rainbow agree to provide the other with an opportunity to review and approve at least two Business Days in advance, where practicable, any press releases or images intended for public distribution regarding the operations or facilities at Falkirk’s Mine. Rainbow agrees to provide Falkirk with an opportunity to review and approve at least fourteen Business Days in advance any advertisements, technical papers and trade journal articles, including technical papers and trade journal articles that are to be presented at professional conferences, regarding the operations or facilities at Falkirk’s Mine.
ARTICLE 14
MISCELLANEOUS TERMS
14.1.Amendments. Any modification or amendment of the terms and provisions of this Agreement will be valid and effective only if and when made in writing and duly executed on behalf of the Parties.
14.2.Assignment. This Agreement will not be assignable by either Falkirk or Rainbow without the written consent of the other, except that either Falkirk or Rainbow may assign its interest in this Agreement either in connection with the merger, consolidation or sale of substantially all the assets of the assigning Party to a Person who has the financial and operational ability to perform, and agrees to perform, under the Transaction Documents or under their respective mortgages, indentures or other credit agreements. The Parties acknowledge that certain transfers or changes of control with respect to Falkirk are subject to the Right of First Refusal Agreement. Notwithstanding the foregoing or any provision of this Agreement or any Transaction Document to the contrary, Rainbow may, in Rainbow’s sole discretion and without the consent of Falkirk, collaterally assign, all or any portion of its rights and obligations hereunder to any lender of Rainbow for the benefit of any such lender.

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14.3.Notices. All notices to be given from Falkirk to Rainbow shall be given to Rainbow Energy Center, LLC, Attention: Chief Executive Officer, 919 South 7th Street, Suite 405, Bismarck, North Dakota 58504, unless and until Rainbow shall notify Falkirk in writing of its appointment of a substitute agent for such purposes. All notices to be given from Rainbow to Falkirk shall be given by hand delivery in hard copy to The Falkirk Mining Company, Attention: President, 2801 1st Street SW, P.O. Box 1087, Underwood, North Dakota 58576-1087, with a copy to The North American Coal Corporation, Attention: President and Chief Executive Officer, 5340 Legacy Drive, Suite 300, Plano, Texas 75024, until Falkirk shall notify Rainbow in writing of its appointment of a substitute agent for such purposes.
14.4.Effect of Waiver. No waiver of any breach of any of the terms of this Agreement will be effective unless such waiver is in writing and signed by the Party against whom such waiver is claimed. Waiver by either Party of any breach by the other of any of the terms and provisions hereof or failure to exercise any option or right hereunder will not be deemed to be a waiver of such breach, option or right on any other occasion of the same, nor a waiver of breach of any other term or condition nor a waiver of any other right to exercise any option or right.
14.5.Arbitration of Certain Disputes. Except as otherwise expressly provided herein or any other Transaction Document, and except for a Party’s rights to seek equitable relief to enforce this Agreement, any dispute between the Parties arising out of the Transaction Documents (including breaches of a Transaction Document and failure to agree on matters slated to be determined by agreement) will be determined by arbitration pursuant to the Rules of the American Arbitration Association in effect at the time of such arbitration. Before either Party commences an arbitration action against the other Party hereto under or in connection with any dispute regarding any Transaction Document, such Party will provide the other Party with 30 days’ prior written notice of its intent to demand arbitration. Such notice will be in writing, setting forth in detail the dispute, the amount involved, if any, to the extent then known, and the remedy sought, which may include, without limitation, an award of damages for breach of this Agreement and a prospective determination of what are permissible mining practices under this Agreement. During such 30 day period, each Party will make reasonably available a senior executive of such Party to meet in person or by remote communications to attempt to resolve such dispute through good faith negotiations. If the Parties are unable to resolve such dispute during such period, a Party may commence a demand for arbitration. Such demand will be delivered to the other Party within two years of the occurrence or condition giving rise to the dispute. Any failure to demand arbitration within such two year period will be deemed a waiver of the right to arbitrate the dispute. Within fifteen days after the delivery of the demand for arbitration, the Parties will each appoint one qualified arbitrator with objective, verifiable experience and knowledge in the field of coal mining and the operation of coal-fired power plants, otherwise in their sole discretion. Within fifteen days after the Parties each appoint their arbitrator, those two arbitrators shall select a third arbitrator with the same required qualifications. Unless otherwise agreed by the Parties, the arbitration shall occur in Bismarck, North Dakota. The award of the arbitrators may not be appealed to any court of competent jurisdiction. The existence of a dispute which has or may become the subject of an arbitration will in no way excuse either Party from performing its obligations under this Agreement, and

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each of the Parties will continue to perform in accordance with the terms of the Agreement regardless of the existence of any such dispute.
14.6.Exclusive Remedies; Limitation on Damages. The remedies provided for in this Agreement are the exclusive remedies of the Parties for violation of the terms and conditions of this Agreement.  Each Party voluntarily agrees to the limitations on remedies herein.  No Party shall seek, and each Party hereby waives the right to seek, and agrees to prevent its Affiliates from seeking, any other remedies, whether available at law, in equity or otherwise; provided, however, that Falkirk and Rainbow shall each have the right to seek temporary or permanent injunctions in the event that a breach of this Agreement has occurred and the affected Party reasonably concludes that such breach cannot be adequately addressed by money damages.  Each Party hereby agrees that only the actual damages suffered by a Party shall be sought and may be recovered.  None of the following types of damages shall be sought or recovered:  consequential damages, indirect damages, exemplary damages, punitive damages, replacement fuel costs, replacement power costs, and all similar types of damages and remedies.
14.7.Relationship of the Parties. The Parties agree that in performing their obligations hereunder Falkirk is an independent vendor, and not the agent, servant or employee of Rainbow. Nothing contained in this Agreement shall be construed to constitute or create a joint venture, trust, mining partnership, commercial partnership, fiduciary relationship or other relationship between the Parties whereby either Party would be liable for the acts and deeds of the other Party hereto.
14.8.Headings Not to Affect Construction; Gender; Counterparts. The headings to the respective Sections of this Agreement are inserted for convenience of reference, and are neither to be taken to be any part of the provisions hereof nor to control or affect the meaning, construction or effect of the same. As used herein, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular, wherever appropriate. This Agreement may be executed in one or more counterparts, each of which, by facsimile or otherwise, shall be deemed an original, but all of which together shall constitute but one and the same original instrument.
14.9.Entire Agreement. The Transaction Documents contain the entire agreement between the Parties hereto in respect of the subject matter hereof, and supersede all prior understandings or agreements between said Parties with respect to the subject matter hereof.
14.10.Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof unless it substantially and adversely affects the value of this Agreement to one of the Parties; and in the absence of any such substantial and adverse effect, this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
14.11.Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay its own expenses in connection with the authorization, preparation, negotiation, execution, and delivery of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

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14.12.Preparation. This Agreement has been negotiated at arms' length, and each Party has had the opportunity to be represented by independent legal counsel in this transaction. Accordingly, each Party waives any benefit under any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party drafting it.
14.13.Annexes. The Annexes referred to in this Agreement are hereby incorporated in this Agreement by this reference and constitute a part of this Agreement.
14.14.Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of North Dakota without regard to its conflicts of laws principles. The exclusive venue for any action related to any Transaction Document will be the state and federal courts with jurisdiction located in North Dakota.

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IN WITNESS WHEREOF, the Parties, with the intent to be bound, have executed this Agreement as of the day and year first above written.
THE FALKIRK MINING COMPANY

By:    /s/ Carroll L. Dewing
    Carroll L. Dewing
    Vice President

RAINBOW ENERGY CENTER, LLC

By:    /s/ Stacy Tschider
    Stacy Tschider
    President

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ANNEX A

LAKE SAKAKAWEA
LAKE AUDUBON
COLEHARBOR
RIVERDALE
Underwood Coal Field
County Road 14
UNDERWOOD
Falkirk Mine
Coal Creek Station
MISSOURI RIVER
Riverdale Coal Field
Knife River
STANTON
WASHBURN
MISSOURI RIVER
0 10,000 20,000 30,000FEET

CONFIDENTIAL
Lawrence Bender

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ANNEX B
SUBLEASE AGREEMENT
THIS SUBLEASE AGREEMENT (“Agreement”) is made and entered into as of the 15th day of December, 1993, by and between NORTH AMERICAN COAL ROYALTY COMPANY, a Delaware corporation authorized to do business in the state of North Dakota with offices at 2000 Schafer Street, Box No. 5500, Bismarck, North Dakota 58502-5500 (hereinafter called “Sublessor”) and THE FALKIRK MINING COMPANY, and Ohio corporation authorized to do business in the state of North Dakota whose address is Post Office Box 1087, Underwood, North Dakota 58576-1087 (hereinafter called “Sublessee”).
WITNESSETH THAT:
WHEREAS, Sublessor is the owner of certain leases covering lands situated in McLean County, North Dakota, which leases are described in Exhibit A attached hereto and made a part hereof (“Leases”); and
WHEREAS, Sublessee desires to sublease all of Sublessor’s interest in and to the Leases; and
WHEREAS, Sublessor is willing to sublease such interests to Sublessee on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
1.Sublessor does hereby sublet unto Sublessee all of Sublessor’s right, title and interest in and to all of the Leases.
2.The term of this Agreement will commence on the date hereof and will continue in force and effect until all of the Leases have expired, or until terminated in accordance with the provisions set forth in this Agreement, whichever first occurs.
3.Sublessee will perform on Sublessor’s behalf all the covenants, obligations and conditions which are to be performed by Sublessor, as lessee, under the Leases, including, but not limited to, the payment of rentals, advance royalties, tonnage royalties and other sums due under the Leases. Sublessee will indemnify and hold harmless Sublessor from and against all claims, suits, causes of action, loss, damage, expense and liability arising out of Sublessee’s non-performance of such covenants, obligations and conditions. It is understood and agreed that in the event that Sublessee fails to perform on Sublessor’s behalf any of the covenants, obligations or conditions under the Leases, including the payment of royalties, Sublessor has the right to perform the same, and Sublessee will promptly reimburse Sublessor for all costs incurred by Sublessor in connection therewith upon the request of Sublessor and receipt of appropriate documentation evidencing such costs. Sublessor will indemnify and hold harmless Sublessee from and against all claims, suits, causes of action, loss, damage, expense and liability arising out

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of sublessor’s non-performance of its obligations under the Leases prior to the date of this Agreement.
4.In consideration of the subleasing by Sublessor hereunder of its interest in the Leases to Sublessee and in further consideration of the costs incurred by Sublessor to acquire and maintain the Leases and to explore the lands covered by the Leases to determine the quality and quantity of the coal reserves, Sublessee will pay to sublessor an overriding royalty (“Royalty”) in the amount of [****] ($[****]) per ton for each and every ton of two thousand (2000) pounds of coal mined and removed from the coal properties covered by the Leases in which Sublessor holds a one hundred percent (100%) interest in the coal estate. If Sublessor holds less than a one hundred percent (100%) interest, such Royalty will be payable in the proportion which the interest in the coal estate held by Sublessor bears to a one hundred percent (100%) interest in such coal estate. Such Royalty payment will be made to Sublessor by Sublessee on or before the thirtieth (30th) day of each month for all coal mined and removed by Sublessee during the preceding calendar month from the coal properties covered by the Leases. Such Royalty payment will be accompanied by a report of the number of tons of coal mined and removed from the coal properties covered by the Leases during such applicable month, the percentage interest held by Sublessor and the Royalty calculations made by Sublessee. All Royalty payments due hereunder will be made payable to the sublessor and will be made by mailing or delivering the same to the offices of Sublessor at the address set forth herein.
5.Following the execution and delivery of this Agreement, Sublessee, at its expense, will notify the lessors under the Leases that Sublessor has subleased its interest in the Leases to Sublessee and that Sublessee, on Sublessor’s behalf, will make all payments due under the Leases.
Sublessor represents and warrants that this Agreement and the rights granted hereby do not breach any term or condition of the Leases. Sublessor covenants and agrees to promptly provide to the Sublessee copies of any notice or other communication made or given by the lessors of the Leases.
6.By this Agreement, Sublessor intends to sublease all of Sublessor’s rights and interests to the surface and coal within the area shown on the map attached hereto as Exhibit B and made a part hereof (“Area of Interest”), and Sublessor agrees that any right or interest of Sublessor to surface and coal within the Area of Interest which is now held by Sublessor within the Area of Interest will be deemed to be subleased to Sublessee under this Agreement for the considerations set forth herein. During the term of this Agreement, Sublessor agrees that it will not voluntarily acquire, without the consent of Sublessee, any interest in land within the Area of Interest. If Sublessor, with the consent of Sublessee, hereafter acquires any additional interests in surface or coal properties within the Area of Interest, Sublessor will offer to sublease the same to Sublessee on the same terms as provided herein. If Sublessee accepts such offer, the parties will amend this Agreement and Exhibit A to add such properties to this Agreement.
7.Sublessee, upon thirty (30) days prior written notice to Sublessor has the right to terminate this Agreement at any time by delivering to Sublessor a notice of such termination, together with a release or releases in recordable form satisfactory to Sublessor, together with

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payment of all tonnage royalties and Royalty then accrued, and other amounts, if any, payable under the Leases. Such release(s) will terminate the obligation of Sublessee to make any payment of tonnage royalties and Royalty except those then accrued and due under the Leases and this Agreement.
Further, Sublessee, upon thirty (30) days prior written notice to Sublessor, has the right to release from this Agreement any of the Leases by delivering to Sublessor a release or releases in recordable form satisfactory to Sublessor. Such release(s) will not terminate the obligation of Sublessee to make payment of Royalty as provided in Section 4 of this Agreement or the payments due under the Leases remaining subject to the Agreement as provided in Section 3 hereof.
8.No change or division in ownership of Sublessor’s interests under the Leases or Royalty due hereunder, however accomplished, will operate to enlarge the obligations or diminish the rights of Sublessee. No such change or division in the ownership of such interests or Royalty will be binding upon Sublessee for any purpose until forty-five (45) days after the person acquiring any such interest will furnish Sublessee with written notice thereof and the instrument or instruments, or certified copies thereof, evidencing such change, transfer or division of ownership, provided that Sublessee may, at its election, recognize any such change or division prior to the expiration of such forty-five (45) day period of time and make payment to the new owner(s). Except as provided in Section 25 of this Agreement, the rights and obligations of the Sublessee hereunder may not be assigned without the prior written consent of Sublessor, which consent will not be unreasonably withheld.
9.Sublessor agrees to execute and deliver to Sublessee any and all forms as from time to time may be required by any governmental or other regulatory agency in connection with Sublessee’s mining operations hereunder.
10.Sublessee will pay all taxes, if any, levied against its improvements and all taxes or other fees levied on the mining, production, severance, processing or sale of coal from the properties covered by the Leases. Sublessor will pay all other taxes, assessments and other fees assessed against its interests under the Leases.
11.Notwithstanding anything to the contrary contained in this Agreement, if Sublessee does not tender to Sublessor on or before the due date any Royalty payment required to be made by Sublessee to Sublessor under this Agreement or if Sublessee otherwise does not comply with any of the provisions of this Agreement, this Agreement will not terminate or be terminated by Sublessor except as hereinafter provided.
If Sublessee does not tender to Sublessor, on or before the due date, any Royalty payment required to be made by Sublessee to Sublessor under this Agreement, Sublessor may notify Sublessee in writing of such noncompliance. If, within thirty (30) days from the date Sublessee receives such notice, Sublessee does not tender to Sublessor said Royalty payment due under this Agreement, then Sublessor may, at its option, and in addition to any other rights or remedies that Sublessor may have under this Agreement, terminate this Agreement by notifying Sublessee in writing of such termination.

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If Sublessee is not in compliance with any of the provisions of this Agreement, other than the Royalty payment provisions dealt with in the immediately preceding paragraph, Sublessor may notify Sublessee in writing of such noncompliance. If within ninety (90) days from the date
Sublessee receives such notice, Sublessee does not commence and diligently pursue bona fide action to correct such noncompliance, provided that compliance or corrective action is not suspended under Section l2 of this Agreement, Sublessor may, at its option, terminate this Agreement by notifying Sublessee of such termination in writing.
Should Sublessor terminate this Agreement pursuant to either of the two preceding paragraphs, Sublessee, within thirty 30) days after receiving such written notice of termination, will deliver to Sublessor a release or release(s) in recordable form satisfactory to Sublessor together with payment of all tonnage royalties and Royalty then accrued. Such release(s) will terminate the obligation of Sublessee to make any payment of tonnage royalties and Royalty except those accrued and due under the Leases and this Agreement.
If Sublessee does not begin mining development in, upon or under any of the properties covered by the Leases within seven (7) years of the date of this Agreement, Sublessor has the right, at its option, to terminate this Agreement at any time prior to the beginning of such mining development by Sublessee by delivering to Sublessee a written notice of such termination. Upon receipt of such notice, Sublessee will deliver to Sublessor within thirty (30) days a release or release(s) in recordable form satisfactory to Sublessor, together with payment of all advance royalties and other amounts, if any, then accrued under the Leases. Such release(s) will terminate the obligation of Sublessee to make the payments due under the Leases.
12.All obligation(s) of Sublessee hereunder, other than those set forth in Sections 3, 4 and 10 hereof, will be suspended during such period as Sublessee is rendered unable, in whole or in part, to comply therewith by strikes, lockouts, riots, insurrections, severe weather, storms, floods, fires, plant shutdowns, unusual mining conditions, faults in coal seams, damage to or destruction of plant, machinery, equipment or facilities, accidents, governmental laws, rules or regulations, orders or action of any governmental agency, acts of God or any other cause condition or matter, whether of the kind herein enumerated or otherwise, beyond the control of Sublessee, and the period of any delay or interruption of Sublessee’s operations occasioned thereby will be disregarded in computing timely performance by Sublessee of its obligations hereunder (except with respect to its obligations under Section 3, 4 or 10 of this Agreement).
13.In the event that Cooperative Power Association and United Power Association (“Cooperatives”) acquire certain assets of Sublessee pursuant to the Option Agreement dated July 1, 1974, among Sublessee, the Cooperatives, and Society National Bank, and terminate the Coal Sales Agreement, dated July 1, 1974, as amended, between Sublessee and the cooperatives pursuant to Section 12(a) thereof, the cooperatives, as assignee of Sublessee’s rights and obligations under this Agreement, at their option will either (a) continue to pay the Royalty to Sublessor and the payments due under the Leases to the Lessors, or (b) pay to Sublessor in cash the then fair market value of the Leases in which case Sublessor will execute and deliver to the Cooperatives an assignment of the Leases in recordable form satisfactory to the Cooperatives, or (c) terminate this Agreement in accordance with Section 7 of this Agreement.

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14.Any written notice to Sublessor or Sublessee required or permitted hereunder will be deemed given if delivered personally or by United States Certified Mail, Return Receipt Requested, postage prepaid and addressed as follows:
(a)To Sublessor:
North American Coal Royalty Company
2000 Schafer Street, Box No. 5500
Bismarck, North Dakota 58502-5500
Attention: Manager, Land

(b)To Sublessee:
The Falkirk Mining Company
Post Office Box 1087
Underwood, North Dakota 58576-1087
Attention: President
(c)To such other person(s) or address(es) as the parties hereto may designate in writing.
15.In conducting its operations hereunder, Sublessee will comply with all applicable laws, rules and regulations and ordinances pertaining thereto. Sublessee reserves and has the right to challenge and/or appeal any law, ruling, regulation, order or other determination and to carry on its operations in accordance with Sublessee’s interpretation of same, pending final determination.
Sublessee will fully indemnify and save harmless, Sublessor, and its parent companies, and its and their shareholders, directors, officers, employees and agents, from and against any and all claims, liability, damages or loss to persons or property caused by or alleged to have been caused, Sublessee’s use or occupancy of the properties covered by the Leases and/or Sublessee’s exercise of the rights and privileges herein granted. Sublessee’s obligations under this paragraph will survive the expiration or termination of this Agreement.
16.Sublessee will keep accurate books and records of the amount of coal severed from the properties covered by the Leases. Upon prior written notice to Sublessee, Sublessor and its agents has the right at all reasonable times (a)to inspect, audit and/or copy such books and records in the offices where they are kept and (b) to enter upon the properties covered by the Leases for the purpose of inspecting and surveying the same and/or determining Sublessee’s compliance with its obligations under this Agreement; provided, however, that no such inspection of Sublessee’s records or the properties covered by the Leases will unreasonably interfere with Sublessee’s operations and activities and provided further that Sublessor will be responsible for injury to Sublessor and/or Sublessor’s agent(s) which occurs on the properties covered by the Leases, except to the extent that such injury is caused by Sublessee’s negligence or willful actions.

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17.Except as otherwise provided herein, whenever Sublessor has the right to enforce any rights against the lessor under the Leases because of default by lessor, and if within a reasonable period after Sublessee’s request, sublessor fails to enforce such rights, then Sublessee has the right, in the name of Sublessee or, if necessary, in the name of Sublessor, to enforce any such rights of Sublessor. Such enforcement will be at the sole expense of Sublessee, and the amount of any recovery obtained by Sublessee will be the property of sublessee, except that Sublessor will be compensated therefrom for any damages sustained by Sublessor as a result of such default or breach on the part of the Lessor under the Leases.
18.Sublessor will not modify or surrender any of the Leases, which are or remain subject to this Agreement, without the prior written consent of Sublessee.
19.Sublessor covenants that so long as Sublessee is not in default of its obligations under this Agreement, Sublessee will not be disturbed in its use and possession of the lands covered by the Leases by Sublessor or any party claiming by or through Sublessor, but subject, however, to the terms of the respective Leases.
Sublessor covenants and agrees at all times during the term hereof to keep its interests in, to and under the Leases free and clear of any liens, claims and encumbrances arising from Sublessor’s acts or obligations to the extent that such acts or obligations are not assumed by Sublessee under this Agreement.
20.This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, undertakings, notices, memoranda and agreements between the parties hereto, whether oral or written, with respect to the subject matter hereof. This Agreement may be amended or modified only by a written agreement duly executed by the parties hereto.
21.This Agreement will be governed by, construed and enforced in accordance with the laws of the State of North Dakota. As used herein, any gender will include any other gender, the singular will include the plural and the plural will include the singular, wherever appropriate.
22.Reference herein to “Sublessor” and “Sublessee” will include reference to their respective nominees, successors and assigns.
23.If any provision of this Agreement will be invalid, illegal or unenforceable in any respect, such provision will be deemed to be severed from this Agreement, and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected of impaired thereby
24.The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder will not be construed as a waiver of any such provision or the relinquishment of any such rights, but the same will continue and remain in full force and effect.
25.Notwithstanding anything herein to the contrary, Sublessee may assign its rights and obligations hereunder to the Cooperatives, in the event the Cooperatives acquire certain

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

assets of Sublessee pursuant to the Option Agreement, dated July 1, 1974, among Sublessee, the Cooperatives, and Society National Bank, and terminate the Coal Sales Agreement, dated July 1, 1974, as amended, between Sublessee and the Cooperatives pursuant to Section 12(a) thereof.
In the event of such an assignment, the Cooperatives will not have any liability or obligation under this Agreement for Sub lessee’s failure to pay the Royalty under Section 4 of this Agreement which accrues on or before the date of such assignment. Further, from and after the date of such assignment, Sublessor covenants and agrees to provide the Cooperatives with copies of any notices or other communications made or given by the lessors of the Leases, and to not amend, modify, terminate or release any of the Leases without the prior written consent of the Cooperatives. Sublessor and Sublessee agree that the provisions of this Agreement regarding the Cooperatives will inure to the benefit of and be enforceable by the Cooperatives.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written:
SUBLESSOR:
NORTH AMERICAN COAL ROYALTY COMPANY
By: /s/ Thomas A. Koza
Thomas A. Koza, Its President
SUBLESSEE:
THE FALKIRK MINING COMPANY
By: /s/ Dan W. Swetich
Dan W. Swetich, Its President

[Exhibit A is 39 pages listing leases]

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

Annex C
ADJUSTMENT OF FIXED GENERAL AND ADMINISTRATIVE COSTS

The general and administrative costs and the CapX Cap will be adjusted annually, beginning on January 1, 2022 for the Year 2022, and on January 1 of each Year thereafter in the percentage by which the CPI-U for December of the previous Year differs from the CPI-U for October of 2021.

The formula for adjustment of the general and administrative costs and the CapX Cap is as follows:

x
AA =	y	times	the unadjusted general and administrative costs or the CapX Cap

Where:

AA = Adjusted Fee

x = Annual value of CPI-U Index for the December preceding the January 1 adjustment date under consideration

y = Annual value of CPI-U Index for October 2021
Example calculation of general and administrative costs to be made on January 1, 2022:

Note: The CPI-U Index figures used in this Exhibit C are examples only and are not intended to relate to actual circumstances or to be used in actual calculations.

CPI-U Index
October 2021			280.245 (example only)

December 2021			283.813 (example only)

283.813
AA =	280.245	times	$[****]

AA =	$[****]	per year, to be used as the billing basis for January 1, 2022 to December 31, 2022 with such adjustment to be included in the first invoice following January 1, 2022.

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

Annex D
ADJUSTMENT OF AGREED PROFIT

The Agreed Profit amounts for the periods from and after June 1, 2024 (but not the amount set forth in Section 4.4(a)) will be subject to adjustment starting as of June 1, 2024 based upon the change in the CPI-U for the twelve months ending in March of the previous year.
EXAMPLE for Adjustment of Agreed Profit on January 1, 2025 (example only)

Assume the following CPI-U figures, which are examples only and are not intended to relate to actual circumstances or to be used in actual calculations:

Example adjusted calculation of Agreed Profit to be made on January 1, 2025:

			CPI-U Index
March 2023			291.394 (example only)

March 2024			294.571 (example only)

294.571
Adjustment Factor:	291.394	=	1.0109

first 5,600,000 Tons        =    $[****] x 1.0109    =    $[****]
in excess of 5,600,000 Tons    =     $[****] x 1.0109     =    $[****]

Such adjustment to be included in the first invoice following June 30, 2024.

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

Annex E
GUARANTY

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

Schedule 3.1(b)(ii)
GRE-Arranged Loans and Leases

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

Schedule 3.1(b)(iii)
Falkirk Receivables Owed from GRE

Insurance Reclamation Bond             $[****]
Mine A/R – Post Retirement Health             $[****]
ARO – FAS 143                      $[****]
Defined Benefit Plan                 $[****]
        TOTAL                 $[****]

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

Schedule 3.1(b)(v)
Description of Falkirk Receivables Assumed By Rainbow from GRE

Insurance Reclamation Bond             $[****]
Mine A/R – Post Retirement Health             $[****]
ARO – FAS 143                      $[****]
        TOTAL                  $[****]

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

Schedule 6.1
Form Monthly Cost of Production Report

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

Schedule 10.1(a)(i)
Falkirk Real Property

Tract Legal Description	Tract Acres	Net Surface Acres
T139N R80W SEC 08 - 0.009 ac tract in NE4NE4NE4NW4	0.0090	0.0090
T144N R83W SEC 04 - Lots 1 (43.91), 2 (43.97), 3 (44.03), 4 (44.09), less the south 40 rods of Lots 1 & 2	136.0000	136.0000
T144N R83W SEC 04 - SE4	160.0000	160.0000
T144N R83W SEC 04 - SW4	160.0000	160.0000
T144N R83W SEC 04 - The south 40 rods of Lots 1 & 2	40.0000	40.0000
T144N R83W SEC 05 - A 32 rod x 39 1/2 rod tract in the SE4SW4 as described in WD	8.0000	8.0000
T144N R83W SEC 05 - Lots 1 (44.29) & 2 (44.79)	89.0800	89.0800
T144N R83W SEC 05 - Lots 3 & 4	91.0900	91.0900
T144N R83W SEC 05 - SE4	160.0000	160.0000
T144N R83W SEC 05 - SW4, less 8 acres as described in Warranty Deed dated August 31, 2007, as Document No. 3358326	152.0000	152.0000
T144N R83W SEC 06 - Lot 6, SE4SW4, S2SE4	159.8700	159.8700
T144N R83W SEC 06 - Lots 1, 2, N2SE4	171.9500	171.9500
T144N R83W SEC 06 - Lots 3(45.79), 4(45.09), 5(39.68), NE4SW4	170.5600	170.5600
T144N R83W SEC 07 - SE4	160.0000	160.0000
T144N R83W SEC 08 - SW4SW4NW4	10.0000	10.0000
T144N R83W SEC 09 - NE4	160.0000	160.0000
T144N R83W SEC 09 - NW4	160.0000	160.0000
T144N R83W SEC 09 - SE4	160.0000	160.0000
T144N R84W SEC 01 - SW4	160.0000	160.0000
T145N R82W SEC 03 - E2 less Railroad & Highway Right-of-Way and a 83.72 acre tract as described below under additional notes	180.2800	180.2800
T145N R82W SEC 03 - Lot 3 (39.26) and 4 (39.29); S2NW4; less a tract of land 100.00 feet wide located in the E2NE4NW4 (1.75 acres); and less all that portion of the W2 of Section 3, lying easterly of the easterly limits of the Soo Line Railroad. Excepting all that portion lying within 33.00 feet of the section line. Tract contains 0.69 acres, more or less.	156.1100	156.1100
T145N R82W SEC 03 - SW4	160.0000	160.0000
T145N R82W SEC 04 - Lots 1, 2, S2NE4, SE4	318.8200	318.8200
T145N R82W SEC 05 - 2.00 acres in the SE4	2.0000	2.0000
T145N R82W SEC 05 - NW4, less Outlots A, B, and C	25.0490	25.0490
T145N R82W SEC 05 - SE4, less a 2.00 acre tract	158.0000	158.0000
T145N R82W SEC 05 - SW4, less Outlot D	138.3800	138.3800
T145N R82W SEC 06 - N2NW4	78.1300	78.1300
T145N R82W SEC 06 - NE4	160.0000	160.0000
T145N R82W SEC 06 - S2	320.0000	320.0000
T145N R82W SEC 06 - S2NW4	78.7800	78.7800
T145N R82W SEC 07 - Lots 3 & 4	78.7600	78.7600
T145N R82W SEC 07 - NE4, E2NW4	240.0000	240.0000
T145N R82W SEC 07 - SE4, E2SW4	240.0000	240.0000
T145N R82W SEC 18 - NE4, E2W2, E2 Lot 1, Lots 2, 3, & 4	460.0000	460.0000
T145N R82W SEC 18 - W2 of Lot 1	20.0000	20.0000
T145N R82W SEC 19 - Lots 1, 2, E2NW4	160.0000	160.0000
T145N R82W SEC 19 - Lots 3, 4, E2SW4	160.0000	160.0000
T145N R82W SEC 19 - NE4	160.0000	160.0000

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

T145N R82W SEC 22 - All that portion located in the southeast corner of the SW4, described as follows: Beginning at a point that is 75.00 feet north of the quarter section corner common to Sections 22 and 27; thence north along the quarter section line a distance of 933.40 feet; thence at an angle of 45-10-00 a distance of 1,320.00 feet to a point on the north right-of-way line of McLean County Highway No. 22; thence at an angle of 44-50-00 and along the right-of-way line a distance of 933.40 feet to the point of beginning. Tract contains 10.00 acres, more or less.	10.0000	10.0000
T145N R82W SEC 22 - W½NW¼ less a tract of land described as follows: Beginning at the Northwest corner of the Northwest Quarter (NW¼); thence North 89°50' East along the North line of said NW¼ a distance of 776.0 feet; thence South a distance of 1077.0 feet; thence West a distance of 776.0 feet; thence North along the West line of said NW¼ a distance of 1075.0 feet to the place of beginning excepting that portion lying within 33 feet of the section line, containing 17.79 acres, more or less.	62.2100	62.2100
T145N R82W SEC 30 - Lots 1, 2, E2NW4	160.0000	160.0000
T145N R82W SEC 33 - SE4	160.0000	160.0000
T145N R83W SEC 04 - Lots 3, 4, S2NW4	160.0500	160.0500
T145N R83W SEC 04 - SE4	160.0000	160.0000
T145N R83W SEC 04 - SW4	160.0000	160.0000
T145N R83W SEC 05 - S2	320.0000	320.0000
T145N R83W SEC 06 - Lot 7, SE4SW4, S2SE4	159.9300	159.9300
T145N R83W SEC 06 - Lots 1, 2, S2NE4, N2SE4	240.2400	240.2400
T145N R83W SEC 07 - E2	320.0000	320.0000
T145N R83W SEC 07 - Middle one-third of Lots 1,2,3,4,E2W2	107.1734	107.1734
T145N R83W SEC 07 - South one-third of Lots 1,2,3,4,E2W2	107.1733	107.1733
T145N R83W SEC 08 - SE4	160.0000	160.0000
T145N R83W SEC 08 - SW4	160.0000	160.0000
T145N R83W SEC 09 - NE4	160.0000	160.0000
T145N R83W SEC 09 - SE4	160.0000	160.0000
T145N R83W SEC 09 - SW4	160.0000	160.0000
T145N R83W SEC 10 - SE4	160.0000	160.0000
T145N R83W SEC 10 - SW4	160.0000	160.0000
T145N R83W SEC 11 - NE4	160.0000	160.0000
T145N R83W SEC 11 - SE4	160.0000	160.0000
T145N R83W SEC 11 - SW4	160.0000	160.0000
T145N R83W SEC 12 - S2NW4	80.0000	80.0000
T145N R83W SEC 12 - S2NW4NW4	20.0000	20.0000
T145N R83W SEC 12 - SE4	160.0000	160.0000
T145N R83W SEC 12 - SW4	160.0000	160.0000
T145N R83W SEC 13 - NE4	160.0000	160.0000
T145N R83W SEC 13 - NW4	160.0000	160.0000
T145N R83W SEC 13 - SE4	160.0000	160.0000
T145N R83W SEC 13 - SW4	160.0000	160.0000
T145N R83W SEC 14 - NE4	160.0000	160.0000
T145N R83W SEC 14 - NW4	160.0000	160.0000
T145N R83W SEC 14 - SE4	160.0000	160.0000
T145N R83W SEC 14 - SW4	160.0000	160.0000
T145N R83W SEC 15 - 5.75 ac in the NE4	5.7500	5.7500
T145N R83W SEC 15 - 7.21 ac in the NE4	7.2100	7.2100
T145N R83W SEC 15 - NE4, less tracts of 7.21 ac. & 5.75 ac.	147.0400	147.0400
T145N R83W SEC 15 - NW4	160.0000	160.0000
T145N R83W SEC 15 - SE4	160.0000	160.0000
T145N R83W SEC 15 - SW4	160.0000	160.0000
T145N R83W SEC 16 - N2SE4	80.0000	80.0000
T145N R83W SEC 16 - S2SE4	80.0000	80.0000
T145N R83W SEC 18 - Lots 1, 2, 3, 4, E2W2, NE4	483.7200	483.7200

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

T145N R83W SEC 18 - SE4	160.0000	160.0000
T145N R83W SEC 19 - SE4	160.0000	160.0000
T145N R83W SEC 20 - N2, SE4, less a 2.00 acre tract more fully described as follows: Beginning at the SW corner of the SE4, thence due N 20 rods, thence due E 16 rods, thence due S 20 rods, thence due W 16 rods, to the point of beginning.	478.0000	478.0000
T145N R83W SEC 21 - 0.49 acres in the NW4 as desc in WD rec in B78, P321	0.4900	0.4900
T145N R83W SEC 21 - N2, SW4 less 0.49 acres in the NW4 as desc in WD rec in B78, P321	479.5100	479.5100
T145N R83W SEC 21 - SE4	160.0000	160.0000
T145N R83W SEC 22 - 3.75 acres in the SE4SE4SW4	3.7500	3.7500
T145N R83W SEC 22 - N2SE4, SE4SE4, N2SW4SE4, SE4SW4SE4	150.0000	150.0000
T145N R83W SEC 22 - NE4	160.0000	160.0000
T145N R83W SEC 22 - NW4	160.0000	160.0000
T145N R83W SEC 22 - SW4, less 5.007 ac in SW corner & less 3.75 ac in SE4SE4SW4	151.2430	151.2430
T145N R83W SEC 22 - SW4SW4SE4	10.0000	10.0000
T145N R83W SEC 23 - NE4	160.0000	160.0000
T145N R83W SEC 23 - NW4	160.0000	160.0000
T145N R83W SEC 23 - SE4	160.0000	160.0000
T145N R83W SEC 23 - SW4	160.0000	160.0000
T145N R83W SEC 24 - NE4 less Outlot A of NE4 described as follows: All that portion located in the NE4. Beginning at a point that is located 1,484.00 feet south of the northeast corner of Section 24; thence west and parallel with the north section line a distance of 1,972.00 feet to a point; thence north and parallel with the east section line a distance of 492.00 feet; thence west and parallel with the north section line a distance of 668.00 feet to the quarter section line; thence south along the quarter section line a distance of 918.00 feet; thence east and parallel with the north section line a distance of 668.00 feet; thence north and parallel with the east section line a distance of 226.00 feet; thence east and parallel with the north section line a distance of 1,972.00 feet to the east section line of said Section 24; thence north along the east section line a distance of 200.00 feet to the point of beginning. Tract contains 23.14 acres, more or less.	136.8600	136.8600
T145N R83W SEC 24 - NE4SE4	40.0000	40.0000
T145N R83W SEC 24 - NW4	160.0000	160.0000
T145N R83W SEC 24 - NW4SE4	40.0000	40.0000
T145N R83W SEC 24 - Outlot A of NE4 described as follows: All that portion located in the NE4. Beginning at a point that is located 1,484.00 feet south of the northeast corner of Section 24; thence west and parallel with the north section line a distance of 1,972.00 feet to a point; thence north and parallel with the east section line a distance of 492.00 feet; thence west and parallel with the north section line a distance of 668.00 feet to the quarter section line; thence south along the quarter section line a distance of 918.00 feet; thence east and parallel with the north section line a distance of 668.00 feet; thence north and parallel with the east section line a distance of 226.00 feet; thence east and parallel with the north section line a distance of 1,972.00 feet to the east section line of said Section 24; thence north along the east section line a distance of 200.00 feet to the point of beginning. Tract contains 23.14 acres, more or less.	23.1400	23.1400
T145N R83W SEC 24 - SE4SE4	40.0000	40.0000
T145N R83W SEC 24 - SW4	160.0000	160.0000
T145N R83W SEC 24 - SW4SE4	40.0000	40.0000
T145N R83W SEC 25 - NE4	160.0000	160.0000
T145N R83W SEC 25 - NW4	160.0000	160.0000
T145N R83W SEC 25 - SE4	160.0000	160.0000
T145N R83W SEC 25 - SW4	160.0000	160.0000
T145N R83W SEC 26 - N2SW4, N2N2S2SW4	100.0000	100.0000
T145N R83W SEC 26 - NW4	160.0000	160.0000
T145N R83W SEC 26 - S2N2S2SW4, S2S2SW4	60.0000	60.0000
T145N R83W SEC 26 - SE4	160.0000	160.0000
T145N R83W SEC 27 - 9.89 acres in the W2SW4NW4	9.8900	9.8900
T145N R83W SEC 27 - NE4	160.0000	160.0000
T145N R83W SEC 27 - NW4, less 9.89 acres in the W2SW4NW4	150.1100	150.1100
T145N R83W SEC 27 - SE4	160.0000	160.0000
T145N R83W SEC 27 - SW4	160.0000	160.0000
T145N R83W SEC 28 - E2NE4	80.0000	80.0000

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

T145N R83W SEC 28 - N2NW4, W2NE4	160.0000	160.0000
T145N R83W SEC 28 - SW4, S2NW4	240.0000	240.0000
T145N R83W SEC 29 - E2SW4	80.0000	80.0000
T145N R83W SEC 29 - NE4	160.0000	160.0000
T145N R83W SEC 29 - SE4	160.0000	160.0000
T145N R83W SEC 32 - E2NW4	80.0000	80.0000
T145N R83W SEC 32 - NE4	160.0000	160.0000
T145N R83W SEC 34 - North 100.00 acres of the NE4	100.0000	100.0000
T145N R83W SEC 34 - NW4	160.0000	160.0000
T145N R83W SEC 34 - SE4	160.0000	160.0000
T145N R83W SEC 34 - South 60.00 acres of the NE4	60.0000	60.0000
T145N R83W SEC 34 - SW4	160.0000	160.0000
T145N R83W SEC 35 - E2NW4	80.0000	80.0000
T145N R83W SEC 35 - NE4	160.0000	160.0000
T145N R83W SEC 35 - SE4	160.0000	160.0000
T145N R83W SEC 35 - SW4	160.0000	160.0000
T145N R83W SEC 35 - W2NW4	80.0000	80.0000
T145N R83W SEC 36 - NE4	160.0000	160.0000
T145N R83W SEC 36 - NW4	160.0000	160.0000
T145N R83W SEC 36 - SW4	160.0000	160.0000
T145N R84W SEC 01 - Lots 1 (39.97), 2 (39.83), 3 (39.69) & 4 (39.55), S2N2, SE4	479.0400	479.0400
T145N R84W SEC 01 - SW4	160.0000	160.0000
T145N R84W SEC 02 - Lots 1, 2, S2NE4	159.3200	159.3200
T145N R84W SEC 02 - Lots 3, 4, S2NW4	160.2800	160.2800
T145N R84W SEC 11 - NE4	160.0000	160.0000
T145N R84W SEC 12 - E2NE4, SW4NE4, NE4SE4	160.0000	160.0000
T145N R84W SEC 12 - E2NW4, NE4SW4, NW4NE4	160.0000	160.0000
T145N R84W SEC 12 - NW4SE4	40.0000	40.0000
T145N R84W SEC 12 - S2SE4	80.0000	80.0000
T145N R84W SEC 12 - SE4SW4	40.0000	40.0000
T145N R84W SEC 12 - W2NW4, W2SW4	160.0000	160.0000
T145N R84W SEC 13 - NE4	160.0000	160.0000
T145N R84W SEC 13 - SE4	160.0000	160.0000
T145N R84W SEC 13 - W2	320.0000	320.0000
T146N R81W SEC 05 - SW4	160.0000	160.0000
T146N R81W SEC 06 - Lots 1, 2, S2NE4	161.4600	161.4600
T146N R81W SEC 07 - Lots 1, 2, 3, 4, E2W2	309.0400	309.0400
T146N R81W SEC 18 - E2W2	160.0000	160.0000
T146N R81W SEC 18 - Lots 1, 2, 3	113.5500	113.5500
T146N R81W SEC 30 - LOT 4, SE4SW4, S2SE4	158.7500	158.7500
T146N R81W SEC 30 - Lots 1, 2, 3, E2NW4, NE4SW4	235.2900	235.2900
T146N R81W SEC 30 - N2SE4	80.0000	80.0000
T146N R81W SEC 31 - Lot B being part of Lots 3 & 4: beginning at the SW corner of said Section 31, thence N 00 degrees 01'26" W along the west line of said Section 31, a distance of 2638.29 feet, thence N 89 degrees 56'51" E, along the east-west quarter line of said Section 31, a distance of 587.10 feet, thence S 00 degrees 24'25" W, a distance of 2638.90 feet, to the south line of said Section 31, thence N 90 degrees 00'00" W, a distance of 567.00 feet to the point of beginning.	34.9500	34.9500
T146N R81W SEC 31 - Lots 1, 2, E2NW4, NE4	317.5200	317.5200
T146N R81W SEC 31 - Lots 3, 4, E2SW4, less Lot B	122.3300	122.3300
T146N R81W SEC 31 - SE4, less a 0.028 acre tract in SE4SE4	159.9720	159.9720
T146N R82W SEC 01 - SE4	160.0000	160.0000

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

T146N R82W SEC 01 - SW4	160.0000	160.0000
T146N R82W SEC 02 - Lots 1, 2, S2NE4	160.2000	160.2000
T146N R82W SEC 02 - SE4	160.0000	160.0000
T146N R82W SEC 02 - SW4	160.0000	160.0000
T146N R82W SEC 03 - Lots 1, 2, S2NE4	159.8400	159.8400
T146N R82W SEC 03 - Outlot A and the North 50 feet of Outlot B in the SW4	7.3000	7.3000
T146N R82W SEC 03 - SE4	160.0000	160.0000
T146N R82W SEC 03 - The South 257.5 feet of Out Lot B in the SW4	5.2600	5.2600
T146N R82W SEC 08 - NE4	160.5600	160.5600
T146N R82W SEC 08 - SE4 East of Railroad Right-of-way	152.7500	152.7500
T146N R82W SEC 08 - W2 East of Railroad Right-of-way	114.8700	114.8700
T146N R82W SEC 09 - A tract of land located in the SE4SE4, more particularly described as follows: From a point that is 75.00 feet north and 33.00 feet west of the southeast corner, thence north and parallel to the east line, for a distance of 967.00 feet; thence west for a distance of 825.00 feet; thence south for a distance of 967.00 feet; thence east for a distance of 825.00 feet to the point of beginning.	18.3100	18.3100
T146N R82W SEC 09 - E2, less a tract of land in the SE4SE4 of said Section 9, more particularly described as follows: From a point that is 75.00 feet north and 33.00 feet west of the corner of Section 9, thence north and parallel to the east line of said Section 9, 967.00 feet, thence west 825.00 feet, thence south 967.00 feet, thence east 825.00 feet to the point of beginning.	301.6900	301.6900
T146N R82W SEC 10 - A tract of land lying in the SE4 of Section 10, described as follows: Beginning at a point that is 33.00 feet north of the southwest corner of the SE4 of Section 10, thence due north along the quarter section line a distance of 528.00 feet, thence due east a distance of 412.50 feet, thence due south 528.00 feet, thence due west a distance of 412.50 feet to the point of beginning, containing 5.00 acres. ALSO: Lot A, part of the SW4SE4 of Section 10, described as follows: Beginning at a point 561.00 feet north along the quarter section line from the south quarter corner of Section 10, thence north along the quarter section line 739.20 feet, thence east parallel to the south section line 412.50 feet, thence south 739.20 feet, thence west 412.50 feet to the point of beginning, containing 7.00 acres	12.0000	12.0000
T146N R82W SEC 10 - A tract of land lying in the SE4 of Section 10, lying within and bounded by the following described traverse: Commencing at a point which is 1,889.00 feet north and 33.00 feet west of the southeast corner of said Section 10, thence west at an angle of 90-00-00 a distance of 350 feet to a point, thence north at an angle of 90-00-00 a distance of 350.00 feet to a point, thence east at an angle of 90-00-00 a distance of 350.00 feet to a point, thence due south parallel and 33.00 feet west of the east section line of said Section 10 a distance of 350.00 feet to the point of beginning (2.81 acres)	2.8100	2.8100
T146N R82W SEC 10 - E2, LESS AND EXCEPT 2.81 acres, described as follows: A tract of land lying in the SE4 of Section 10, lying within and bounded by the following described traverse: Commencing at a point which is 1,889.00 feet north and 33.00 feet west of the southeast corner of said Section 10, thence west at an angle of 90-00-00 a distance of 350.00 feet to a point, thence north at an angle of 90-00-00 a distance of 350.00 feet to a point, thence east at an angle of 90-00-00 a distance of 350.00 feet to a point, thence due south parallel and 33.00 feet west of the east section line of said Section 10 a distance of 350.00 feet to the point of beginning. LESS AND EXCEPT a tract of land lying in the SE4 of Section 10, described as follows: Beginning at a point that is 33.00 feet north of the southwest corner of the SE4 of Section 10, thence due north along the quarter section line a distance of 528.00 feet, thence due east a distance of 412.50 feet, thence due south 528.00 feet, thence due west a distance of 412.50 feet to the point of beginning (5.00 acres). LESS AND EXCEPT Lot A, part of the SW4SE4 of Section 10, described as follows: Beginning at a point 561.00 feet north along the quarter section line from the south quarter corner of Section 10, thence north along the quarter section line 739.20 feet, thence east parallel to the south section line 412.50 feet, thence south 739.20 feet, thence west 412.50 feet to the point of beginning (7.00 acres)	305.1900	305.1900
T146N R82W SEC 10 - N2SW4	80.0000	80.0000
T146N R82W SEC 10 - S2SW4	80.0000	80.0000
T146N R82W SEC 11 - 16.46 ac in the SE4	16.4600	16.4600
T146N R82W SEC 11 - N2,SE4 less 16.46 ac in the SE4	463.5400	463.5400
T146N R82W SEC 11 - SW4	160.0000	160.0000
T146N R82W SEC 12 - NW4	160.0000	160.0000
T146N R82W SEC 12 - NW4NE4	40.0000	40.0000
T146N R82W SEC 12 - S2NE4, NE4NE4	120.0000	120.0000
T146N R82W SEC 12 - SE4	160.0000	160.0000
T146N R82W SEC 12 - SW4	160.0000	160.0000
T146N R82W SEC 13 - All	640.0000	640.0000
T146N R82W SEC 14 - NE4	160.0000	160.0000

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

T146N R82W SEC 14 - NW4	160.0000	160.0000
T146N R82W SEC 14 - SE4	160.0000	160.0000
T146N R82W SEC 14 - SW4	160.0000	160.0000
T146N R82W SEC 15 - NE4	160.0000	160.0000
T146N R82W SEC 15 - NW4	160.0000	160.0000
T146N R82W SEC 15 - SE4	160.0000	160.0000
T146N R82W SEC 15 - SW4	160.0000	160.0000
T146N R82W SEC 16 - 0.18 acre in the northeast corner of the SW4, W2SE4 north of New U.S. Highway 83 right-of-way, less the following tracts: That portion of Lot C described as follows: All that part of Section 16, described as follows: Beginning at a point on the northeasterly right-of-way line of U.S. Hwy. 83, said point being the northwest corner of Lot B of the SE4 of Section 16; thence N 43-37-28 W, along the northeasterly right-of-way line of U.S. Hwy. 83, a distance of 3,278.88 feet; thence N 46-22-32 E, perpendicular to said right-of-way line, a distance of 200.00 feet; thence S 43-37-28 E, parallel with said right-of-way line, a distance of 3,472.70 feet to the north line of said Lot B; thence N 89-31-24 W, along the north line of Lot B, a distance of 278.51 feet to the point of beginning, insofar as 5.00 acres that fall in the W2SE4. A tract of land in the SE4, described as follows: Beginning at a point 1,319.00 feet west and 840.90 feet north of the southeast corner of Section 16, which is a 1/2 inch brass rod in concrete which is along the north R/W line of a state highway; thence north parallel to the east line of Section 16, 533.40 feet to a 1/2 inch brass rod in concrete; thence west at an interior angle of 90 degrees 491.70 feet to the north R/W line of a state highway; thence southeasterly at an interior angle of 45-50-15 for a distance of 153.70 feet to the 3/4 inch iron pipe along side a concrete R/W post which is the TS of a 1 degree curve; thence along R/W line 200.61 feet to the 3/4 inch iron pipe along side a concrete R/W post which is the SC of said curve; thence along R/W line 377.50 feet to the point of beginning. Tract contains 3.00 acres, more or less. Tract also known as "Outlot A". A tract of land situated in the SE4, more particularly described as follows: Beginning at the northeast corner of Outlot "A", thence north, parallel to the east line of said Section 16 for a distance of 218.00 feet; thence west, at an interior angle of 90 degrees for a distance of 703.42 feet to the northerly right-of-way line of a State Highway; thence, southeasterly along said right-of-way line at an interior angle of 45-50-15 for a distance of 303.89 feet to the northwest corner of said Outlot "A"; thence east, along the north line of said Outlot "A" for a distance of 491.70 feet to the point of beginning, also referred to as Outlot "B". Tract contains 3.00 acres, more or less.	22.4900	22.4900
T146N R82W SEC 16 - A parcel of land located in the NE4, described as follows: Commencing at a point located 33.00 feet south of the north boundary of Section 16, on the west right-of-way line of McLean County Highway #23, thence south along the west right-of-way line of McLean County Highway #23, a distance of 900.00 feet; thence west along a line parallel to the north boundary line of Section 16, a distance of 145.00 feet; thence northerly along a line parallel to the west boundary line of McLean County Highway #23, a distance of 900.00 feet, thence easterly along a line parallel to the north boundary line of Section 16, said line located 33.00 feet south of said north boundary line of Section 16, a distance of 145.00 feet to the point of beginning.	2.9900	2.9900
T146N R82W SEC 16 - E2SE4 less 6.33 acres for Highway 83 and 0.67 acre west of Highway 83	73.0000	73.0000
T146N R82W SEC 16 - E2SE4 west of Highway 83 containing 0.67 acre	0.6700	0.6700
T146N R82W SEC 16 - NE4, less a parcel of land located in the NE4, described as follows: Commencing at a point located 33.00 feet south of the north boundary of Section 16, on the west right-of-way line of McLean County Highway #23, thence south along the west right-of-way line of McLean County Highway #23, a distance of 900.00 feet; thence west along a line parallel to the north boundary line of Section 16, a distance of 145.00 feet; thence northerly along a line parallel to the west boundary line of McLean County Highway #23, a distance of 900.00 feet, thence easterly along a line parallel to the north boundary line of Section 16, said line located 33.00 feet south of said north boundary line of Section 16, a distance of 145.00 feet to the point of beginning.	157.0100	157.0100

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

T146N R82W SEC 16 - NW4 less 22.90 acres for New U.S. Highway 83 right-of-way acres, less that portion of Lot C described as follows: All that part of Section 16, described as follows: Beginning at a point on the northeasterly right-of-way line of U.S. Hwy. 83, said point being the northwest corner of Lot B of the SE4 of Section 16; thence N 43-37-28 W, along the northeasterly right-of-way line of U.S. Hwy. 83, a distance of 3,278.88 feet; thence N 46-22-32 E, perpendicular to said right-of-way line, a distance of 200.00 feet; thence S 43-37-28 E, parallel with said right-of-way line, a distance of 3,472.70 feet to the north line of said Lot B; thence N 89-31-24 W, along the north line of Lot B, a distance of 278.51 feet to the point of beginning, insofar as 8.80 acres that fall in the NW4, and less Outlot "A" described as follows: A tract of land being a part of the NW4 of Section 16, being more particularly described as follows: Commencing at the southwest corner of the NW4 of Section 16; thence N 00-36-31 E along the west boundary line of said NW4 a distance of 271.13 feet to the point of beginning; thence continuing N 00-36-31 E along said west boundary line a distance of 1,322.15 feet to a point on the southwesterly right-of-way line of U.S. Highway 83; thence N 79-05-11 E along said southwesterly right-of-way line a distance of 181.60 feet; thence S 43-38-05 E continuing along said southwesterly right-of-way line a distance of 2,256.76 feet to a point on the south boundary line of said NW4; thence N 89-48-41 W along said south boundary line a distance of 1,597.84 feet to a point on the arc of a curve to the right having a radius of 1,810.08 feet, said point also being on the easterly right-of-way line of Old U.S. Highway 83; thence northwesterly along said curve to the right, and along said easterly right-of-way line (the chord of which bears N 29-12-09 W) an arc distance of 311.56 feet to the point of beginning. Said tract of land containing 35.56 acres, more or less.	92.7400	92.7400
T146N R82W SEC 16 - NW4SW4 lying east of Old U.S. Highway No. 83 less the following described tracts:
A tract of land in the NW4SW4 of Section 16 lying east of Old U.S. Highway No. 83, described as follows: Beginning at the point where the south line of said NW4SW4 of Section 16 intersects the northeasterly right-of-way line of Old U.S. Highway No. 83 as the same is now constructed over and across said NW4SW4 of Section 16, thence east along said south line 200.00 feet, thence north 388.10 feet, thence S 54-31 W 383.50 feet to a point on said northeasterly right-of-way line, thence S 35-29 E along said right-of-way line 210.00 feet to the point of beginning. Tract contains 1.82 acres, more or less. A tract of land in the NW4SW4 of Section 16 lying east of Old U.S. Highway No. 83, described as follows: The point of beginning is established by beginning at the point where the south line of said NW4SW4 of Section 16 intersects the northeasterly right-of-way line of Old U.S. Highway No. 83 as the same is now constructed over and across said NW4SW4 of Section 16, thence east along said south line 200.00 feet, thence north 388.10 feet. This is the point of beginning. Proceed thence southwest 54-31 383.50 feet to a point where said line intersects Old U.S. Highway No. 83 right-of-way line, thence northwesterly along right-of-way line of Old U.S. Highway No. 83 to a point where the true east-west line intersects said point of beginning and said highway right-of-way, thence east along the said true east-west line to the point of beginning. Tract contains 1.00 acre, more or less. That portion of Outlot “E” described as follows: A tract of land being a part of the SW4 of Section 16, being more particularly described as follows: Commencing at the northwest corner of the SW4 of Section 16; thence S 89-48-41 E along the north boundary line of said SW4 a distance of 154.70 feet to the point of beginning, said point being the southwest corner of Outlot “A” of the NW4; thence S 89-48-41 E along the south boundary line of said Outlot “A” a distance of 1,597.84 feet to the southeast corner of said Outlot “A”, said point also being on the southwesterly right-of-way line of U.S. Highway 83; thence S 43-38-05 E along said southwesterly right-of-way line a distance of 917.59 feet; thence N 89-43-49 W a distance of 1,771.28 feet to a point on the easterly right-of-way line of Old U.S. Highway 83; thence N 34-49-45 W along said easterly right-of-way line a distance of 783.22 feet to the point of curvature of a curve to the right having a radius of 1,810.08 feet; thence northwesterly along said curve to the right, and continuing along said easterly right-of-way line an arc distance of 21.98 feet to the point of beginning. Said tract of land containing 25.54 acres, more or less. Insofar as 14.12 acres, more or less that fall wthin the NW4SW4. Outlot “F” described as follows: A tract of land being a part of the NW4SW4 of Section 16, being more particularly described as follows: Commencing at the northwest corner of the SW4 of Section 16; thence S 00-26-31 W along the west boundary line of said SW4 a distance of 658.65 feet; thence S 89-43-49 E a distance of 619.55 feet to the point of beginning, said point also being the southwest corner of Outlot “E" of said SW4; thence S 89-43-49 E along the south boundary line of said Outlot "E" a distance of 700.48 feet to a point on the east boundary line of the NW4 of said SW4; thence S 00-26-25 W along said east boundary line a distance of 265.72 feet; thence N 89-38-58 W a distance of 34.55 feet to the northeast corner of a 1.00 acre tract of land as described in Document No. 321615 as filed at the McLean County Recorder; thence continuing N 89-38-58 W along the north boundary line of said 1.00 acre tract of land a distance of 478.90 feet to the northwest corner of said 1.00 acre tract of land, said point also being on the easterly right-of-way line of Old U.S. Highway 83; thence N 34-49-45 W along said easterly right-of-way line a distance of 323.89 feet to the point of beginning. Said tract of land containing 3.70 acres, more or less. Outlot “G” described as follows: A tract of land being a part of the NW4SW4 of Section 16, being more particularly described as follows: Commencing at the northwest corner of the SW4 of Section 16; thence S 00-26-31 W along the west boundary line of said SW4 a distance of 922.51 feet; thence S 89-38-58 E a distance of 1,285.48 feet to the point of beginning, said point being the northeast corner of a 1.00 acre tract of land as described in Document No. 321615 as filed at the McLean County Recorder, said point also being along the south boundary line of Outlot "F" of said SW4; thence continuing S 89-38-58 E along said south boundary a distance of 34.55 feet to the southeast corner of said Outlot "F", said point also being along the east boundary line of the NW4 of said SW4; thence S 00-26-25 W along said east boundary line a distance of 394.79 feet to the southeast corner of said NW4; thence N 89-38-58 W along the south boundary line of said NW4 a distance of 34.55 feet to the southeast corner of a 1.82 acre tract of land as described in said Document No. 321615; thence N 00-26-25 E along the east boundary line of said 1.82 acre tract of land a distance of 394.79 feet to the point of beginning. Said tract of land containing 13,641.00 square feet (0.31 acres), more or less.	3.0300	3.0300

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

T146N R82W SEC 16 - W2SE4 south of New U.S. Highway 83 right-of-way less a tract of land located in the SE4, more fully described as follows: Commencing at the southeast corner of Section 16; thence N 89-52-42 W along the south section line of said Section 16, a distance of 1,436.77 feet; thence N 00-07-18 E a distance of 100.00 feet to the true point of beginning; thence N 89-52-42 W along the northerly right-of-way line of Old U.S. Highway 83, said Old U.S. Highway 83 being identified by the N.D. State Highway Department as Project No. FAP 336B, a distance of 613.73 feet; thence westerly along a spiral to the right, said spiral having spiral angle of 02-30-00 along the northerly right-of-way of said Old U.S. Highway 83 a spiral distance of 300.00 feet, more or less; thence westerly along a curve to the right along the northerly right-of-way line of said Old U.S. Highway 83, said curve having a radius of 2,192.01 feet, an arc distance of 301.33 feet to the N-S 1/4 section line of the aforementioned Section 16, thence N 00-10-03 E along the N-S 1/4 section line of the aforementioned Section 16 a distance of 1,576.32 feet to the westerly right-of-way line of New U.S. Highway 83, said New U.S. Highway 83 being identified by the N.D. State Highway Department as Project No. F-1-083(03)128; thence S 44-05-42 E along the westerly right-of-way line of said New U.S. Highway 83 a distance of 982.34 feet; thence southeasterly along a spiral to the right, said spiral having a spiral angle of 01-00-00, along the westerly right-of-way line of said New U.S. Highway 83 a spiral distance of 200.00 feet more or less, thence southeasterly along a curve to the right along the westerly right-of-way line of said New U. S. Highway 83, said curve having a radius of 5,554.65 feet; an arc distance of 763.33 feet; thence S 28-23-12 W along the westerly right-of-way line of said New U. S. Highway 83 a distance of 211.79 feet to the true point of beginning. Tract contains 27.76 acres, more or less.	3.4300	3.4300
T146N R82W SEC 19 - Lots 3, 4, E2SW4	156.8900	156.8900
T146N R82W SEC 19 - NE4	160.0000	160.0000
T146N R82W SEC 19 - SE4	160.0000	160.0000
T146N R82W SEC 21 - A 4.4166 acre tract of land beginning at the northeast corner thence running west along the north section line 11 rods, thence running south 100 feet, thence running west 5 rods, thence running south parallel to the east section line 40 rods, thence running east 16 rods to the east section line, thence running north along the east section line to the point of beginning.	4.4166	4.4166
T146N R82W SEC 22 - NE4, less Outlot A in the W2NE4 described as follows: Beginning at the North ¼ corner of said Section 22; thence S 89°35'14" E a distance of 827.50 feet to the WEWE 1/1024 corner of the NE4 of said section; thence S 00°25'42" W a distance of 2647.76 feet to the CWEWE 1/1024 corner of said section; thence N 89°36'25" W a distance of 826.54 feet to the C¼ corner of said section; thence N 00°24'27" E a distance of 2648.04 feet to the point of beginning. Said tract contains 50.27 acres.	109.7300	109.7300
T146N R82W SEC 22 - SE4, less Outlot A located in the W2SE4 described as follows:
Beginning at the South ¼ corner of said Section 22; thence N 00°24'27" E a distance of 2643.62 feet to the C¼ corner of said section; thence S 89°36'25" E a distance of 826.54 feet to the CWEWE 1/1024 corner of said section; thence S 00°25'40" W a distance of 2644.72 feet to the WEWE 1/1024 corner of the SE4 of said section; thence N 89°31'48" W a distance of 825.60 feet to the point of beginning. Said tract contains 50.14 acres.
Also less Outlot B located in the E2SE4SE4 described as follows:
Beginning at the Southeast corner of said Section 22; thence N 89°31'48" W a distance of 660.48 feet to the EE 1/64 corner of the SE4 of said section; thence N 23°47'22" E a distance of 1441.25 feet to the north line of the SE4SE4 of said section; thence S 89°34'06" E a distance of 90.00 feet to the S 1/16 corner of the SE4 of said section; thence S 00°28'19" W a distance of 1323.58 feet to the point of beginning. Said tract contains 11.40 acres.	98.4600	98.4600
T146N R82W SEC 23 - N2SW4, NW4	240.0000	240.0000

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

T146N R82W SEC 23 - SE4 less Lot 4, Block 1; Lot 2, Block 1; that part of Lot 3, Block 1 lying within the SE4; Less Outlot A in the S2SE4 described as follows: Beginning at the northeast corner of said S2SE4 of Section 23; thence S 00°33'41" W a distance of 1122.99 feet on the east line of said S2SE4 Section 23; thence S 00°33'41" W a distance of 70.37 feet to the westerly line of the Original 1884 G.L.O. Meander Line; thence S 15°00'00" W a distance of 177.70 feet on said Meander Line; thence S 18°00'00" W a distance of 8.62 feet to the south line of said Section; thence N 89°07'57" W a distance of 113.12 feet on the south line of said Section; thence N 89°07'57" W a distance of 795.81 feet to the easterly line of Lot 2, Block 1 Document No. 310400 as of record in said McLean County; thence N 37°11'58" W a distance of 181.93 feet on the easterly line of said Lot 2, Block 1; thence N 83°30'58" W a distance of 131.37 feet on said easterly line of Lot 2, Block 1; thence N 56°29'52" W a distance of 95.09 feet on the easterly line of said Lot 2, Block 1 to the easterly line of Lot 4, Block 1 Document No. 3337589 as of record in said McLean County; thence N 21°51'45" W a distance of 901.38 feet on said easterly line of Lot 4, Block 1; thence N 28°53'20" W a distance of 356.08 feet on said easterly line to the north line of said S2SE4 of Section 23; thence S 89°57'46" E a distance of 483.07 feet to the Northeast corner of the SW4SE4 of said Section; thence S 89°57'46" E a distance of 1313.60 feet on the north line of said S2SE4 to the Point of Beginning. Said tract contains 45.35 acres. Less Outlot B in the N2SE4 described as follows: Beginning at the East ¼ corner of said Section 23; thence S 00°33'41" W a distance of 1255.11 feet on the east line of said section; thence S 76°00'31" W a distance of 272.51 feet to the south line of said N½ SE¼; thence N 89°57'46" W a distance of 552.71 feet on the south line of said N2SE4; thence N 00°20'38" W a distance of 643.53 feet; thence S 89°20'52" W a distance of 796.13 feet; thence N 56°11'50" W a distance of 505.34 feet; thence N 00°10'11" E a distance of 246.40 feet; thence N 90°00'00" W a distance of 585.54 feet to the north-south ¼ line of said section; thence N 00°27'18" E a distance of 174.82 feet to the Center ¼ corner of said section; thence S 89°38'49" E a distance of 2632.76 feet to the East ¼ corner of said section and the point of beginning. Said tract contains 45.17 acres. Less Outlot C in the SE4NE4SE4 described as follows: Commencing at the East ¼ corner of said Section 23; thence S 00°33'41" W a distance of 1255.11 feet on the east line of said section to the point of beginning; thence S 00°33'41" W a distance of 66.06 feet to the S 1/16 corner of the SE4 of said section and the northeast corner of Outlot "A" Document No. 3362603 as of record in said McLean County; thence N 89°57'46" W a distance of 263.77 feet on the south line of said NE4SE4 and the north line of said Outlot "A"; thence N 76°00'31" E a distance of 272.51 feet on the southerly line of Outlot "B" Document No. 3392762 as of record in said McLean County and to the point of beginning. Said tract contains 0.20 acres.	25.3750	25.3750
T146N R82W SEC 25 - N2S2SE4	40.0000	40.0000
T146N R82W SEC 25 - N2SE4	80.0000	80.0000
T146N R82W SEC 25 - NE4	160.0000	160.0000
T146N R82W SEC 25 - S2S2SE4	40.0000	40.0000
T146N R82W SEC 25 - SE4SW4	40.0000	40.0000
T146N R82W SEC 26 - W2SW4, NE4SW4, W2SE4SW4	139.9400	139.9400
T146N R82W SEC 27 - SE4	160.0000	160.0000
T146N R82W SEC 27 - W2E2NE4, W2NE4	120.0000	120.0000
T146N R82W SEC 28 - N2 west of railroad right-of-way, less tracts of 2.475 acres and 2.59 acres described as follows: Commencing at the northwest corner of Section 28, thence eastward for a distance of 22 rods, thence at right angle southwards for a distance of 18 rods, thence by right angle westward for a distance of 22 rods, thence northward a distance of 18 rods to the place of beginning, containing 2.475 acres, more or less (obtained from Deed recorded in Book 20, Page 30); and
Beginning at a point which is 363.00 feet east of the northwest corner of the NW4NW4, Section 28, thence easterly along the north line of said NW4NW4, Section 28, a distance of 436.00 feet, thence southeasterly at an interior angle of 98 degrees a distance of 251.00 feet, thence westerly on a line parallel to the north boundary line a distance of 470.93 feet, thence northerly at an interior angle of 90 degrees a distance of 248.54 feet to the point of beginning, containing 2.59 acres, more or less (obtained from Deed recorded in Book A-15, Page 322).	240.4350	240.4350
T146N R82W SEC 28 - SE4 west of railroad right-of-way	136.1400	136.1400
T146N R82W SEC 28 - SW4	160.0000	160.0000
T146N R82W SEC 29 - A tract in the NW4 described as follows: Beginning at the northeast corner of said quarter, go 30.00 rods west following the quarter line, thence at right angles go 30.00 rods south, thence at right angles go 30 rods east, thence at right angles and along the east line of the quarter, go 30.00 rods north to the point of beginning.	5.6250	5.6250
T146N R82W SEC 29 - A tract of land in the NW4 described as follows: Beginning at the northeast corner of the said NW4; thence due west a distance of 497.00 feet; thence due south a distance of 825.00 feet; thence due east a distance of 497.00 feet, thence due north 825.00 feet to the point of beginning, containing 9.41 acres, more or less. Less a tract in the NW4 described as follows: Beginning at the northeast corner of said quarter, go 30.00 rods west following the quarter line, thence at right angles go 30.00 rods south, thence at right angles go 30 rods east, thence at right angles and along the east line of the quarter, go 30.00 rods north to the point of beginning.	3.7850	3.7850
T146N R82W SEC 29 - NE4	160.0000	160.0000

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

T146N R82W SEC 29 - NW4, less the following described tracts of land: That portion of the NW4, described as follows: Beginning at a point which is located on the southwest corner of the NW4 of Section 29, thence northerly along the west line of the NW4, Section 29, a distance of 808.33 feet to a point; thence easterly along a line which is parallel to the south line of the NW4, Section 29, a distance of 808.33 feet to a point; thence southerly along a line which is parallel to the west line of the NW4, Section 29, a distance of 808.33 feet to a point which is on the south line of the NW4, Section 29; thence westerly along the south line of the NW4, Section 29, a distance of 808.33 feet to a point which is the point of beginning. Said parcel contains 15.00 acres, more or less.
And a tract of land in the NW4 described as follows: Beginning at the northeast corner of the said NW4; thence due west a distance of 497.00 feet; thence due south a distance of 825.00 feet; thence due east a distance of 497.00 feet, thence due north 825.00 feet to the point of beginning, containing 9.41 acres, more or less.	135.5900	135.5900
T146N R82W SEC 29 - S2	320.0000	320.0000
T146N R82W SEC 29 - That portion of the NW4, described as follows: Beginning at a point which is located on the southwest corner of the NW4 of Section 29, thence northerly along the west line of the NW4, Section 29, a distance of 808.33 feet to a point; thence easterly along a line which is parallel to the south line of the NW4, Section 29, a distance of 808.33 feet to a point; thence southerly along a line which is parallel to the west line of the NW4, Section 29, a distance of 808.33 feet to a point which is on the south line of the NW4, Section 29; thence westerly along the south line of the NW4, Section 29, a distance of 808.33 feet to a point which is the point of beginning. Said parcel contains 15.00 acres, more or less.	15.0000	15.0000
T146N R82W SEC 30 - Lots 1 (38.43), 2 (38.42), 3 (38.42), 4 (38.41), E2W2	313.6800	313.6800
T146N R82W SEC 30 - NE4	160.0000	160.0000
T146N R82W SEC 30 - SE4 less 2.00 acres in the NE corner for a cemetery site	158.0000	158.0000
T146N R82W SEC 31 - E2, less Lot 1, Block 1 in NE4, Lot 2, Block 1 in SE4, and a 121.99 acre tract beginning at the SE corner of SE4, thence N 41 degrees 08'16" W 105.08' to the point of beginning, thence due W 2,558.63', thence due N 2,973', thence due E 1,471.63', thence due S 2,113', thence due E 1,087', thence due S 860' to the point of beginning.	177.4600	177.4600
T146N R82W SEC 31 - Lots 1 (38.37), 2 (38.31), 3 (38.25), 4 (38.19), E2W2, less 5.05 acres of Outlot A located in the SE4NW4, beginning at the center quarter corner; thence N 89-30-32 W on the south line of said SE4SE4NW4, a distance of 570.28 feet; thence N 00-00-01 W a distance of 382.00 feet; thence N 89-58-33 E a distance of 574.20 feet to the east line of said SE4SE4NW4; thence S 00-34-59 W a distance of 387.15 feet to the center quarter corner, being also the point of beginning, and less 33.79 acres of Outlot A located in the E2SW4 beginning at the south quarter corner; thence N 89-31-52 W a distance of 543.36 feet on the south line of said E2SW4; thence N 00-00-01 W a distance of 2643.77 feet to the north line of said E2SW4; thence S 89-30-32 E a distance of 570.28 feet to the center quarter corner; thence S 00-34-59 W a distance of 2643.46 feet to the south quarter corner, being also the point of beginning; said parcel containing 275.77 acres, more or less.	274.2800	274.2800
T146N R82W SEC 32 - E2E2	160.0000	160.0000
T146N R82W SEC 32 - E2NW4	80.0000	80.0000
T146N R82W SEC 32 - E2SW4, less Lot 3, Block 2	46.7160	46.7160
T146N R82W SEC 32 - W2NE4	80.0000	80.0000
T146N R82W SEC 32 - W2SE4, less Lot 4, Block 2	63.9970	63.9970
T146N R82W SEC 32 - W2W2, less Lot 1, Block 2 in SW4, Lot 2, Block 2 in NW4, and Lot 3, Block 2 in SW4	124.0970	124.0970
T146N R82W SEC 33 - E2NE4	80.0000	80.0000
T146N R82W SEC 33 - NW4	160.0000	160.0000
T146N R82W SEC 33 - SE4	160.0000	160.0000
T146N R82W SEC 33 - SW4	160.0000	160.0000
T146N R82W SEC 33 - W2NE4	80.0000	80.0000
T146N R82W SEC 34 - E2SE4,SW4SE4	120.0000	120.0000
T146N R82W SEC 34 - N2NW4, W2NE4, less Highway 83 and railroad right-of-ways	146.2200	146.2200
T146N R82W SEC 34 - NW4SE4, NE4SW4, less Highway 83 and railroad right-of-ways	66.2690	66.2690
T146N R82W SEC 34 - NW4SW4 less Highway 83 and railroad right-of-ways	38.6570	38.6570
T146N R82W SEC 34 - S2NW4 less Highway 83 and railroad right-of-ways	64.8010	64.8010
T146N R82W SEC 34 - SE4SW4 less Highway 83 and railroad right-of-ways	26.3960	26.3960
T146N R82W SEC 34 - SW4SW4	40.0000	40.0000
T146N R82W SEC 35 - S2NE4	80.0400	80.0400
T146N R82W SEC 35 - W2NW4, SE4NW4, W2NE4NW4	139.9900	139.9900
T146N R82W SEC 36 - E2	320.0000	320.0000
T146N R82W SEC 36 - NW4	160.0000	160.0000

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

T146N R83W SEC 22 - E2NE4, less a 1.43 acre tract of land beginning at the NE corner of said NE4, thence W 250', thence S 250', thence E 250', thence N 250' to the point of beginning	78.5700	78.5700
T146N R83W SEC 22 - Outlot B in SE4	146.2930	146.2930
T146N R83W SEC 23 - N2S2, N2S2S2	240.0000	240.0000
T146N R83W SEC 25 - E2	320.0000	320.0000
T146N R83W SEC 25 - NW4	160.0000	160.0000
T146N R83W SEC 25 - SW4	160.0000	160.0000
T146N R83W SEC 26 - SE4	160.0000	160.0000
T146N R83W SEC 26 - SW4	160.0000	160.0000
T146N R83W SEC 27 - E2NE4, less 2.31 acres beginning at the SW corner of the SE4NE4, thence due N 300' thence due E 336', thence due S 300' thence due W 336' to the point of beginning.	77.6900	77.6900
T146N R83W SEC 31 - Lots 3 (40.00), 4 (39.92), E2SW4, W2SW4SE4	179.9200	179.9200
T146N R83W SEC 31 - NW4SE4	40.0000	40.0000
T146N R83W SEC 32 - SE4, less Outlot A of SE4SE4	153.2800	153.2800
T146N R83W SEC 35 - E2NE4	80.0000	80.0000
T146N R83W SEC 35 - SE4	160.0000	160.0000
T146N R84W SEC 27 - E2	320.0000	320.0000
T146N R84W SEC 35 - SW4	160.0000	160.0000
T146N R84W SEC 36 - N2SE4	80.0000	80.0000
T146N R84W SEC 36 - NW4	160.0000	160.0000
T146N R84W SEC 36 - SW4	160.0000	160.0000
T147N R81W SEC 31 - Lots 3, 4, E2SW4	150.7800	150.7800
T147N R81W SEC 31 - NE4	160.0000	160.0000
T147N R82W SEC 34 - Out Lot A located in the South Half of the South Half of the North Half (S½S½N½) of Section Thirty Four (34) in Township One Hundred Forty Seven (147) North of Range Eighty Two (82) West of the Fifth Principal Meridian, McLean County, North Dakota, more particularly described as follows: Commencing at the East one quarter corner which is the point of beginning; thence N.89°46'04"W. along the quarter line a distance of 984.00 feet; thence N.0°00'00"E. a distance of 660.34 feet; thence S.89°45'50"E. a distance of 984.00 feet to the East line of said Section Thirty Four (34); thence S.0°00'00"E. along the East line of said Section Thirty Four (34) for a distance of 660.27 feet to the point of beginning, containing 14.9 acres, more or less.	14.9000	14.9000
T147N R82W SEC 35 - SE4	160.0000	160.0000
T147N R82W SEC 36 - NW4 less Auditor's Lot A in the NW4NW4 described as follows: Commencing at the NW corner of said Section 36; the point of beginning; thence S 89°46'49" E, along the north line of said Section 36, 208.71 feet; thence S 0°00'00" W, parallel to the west line of said Section 36, 208.71 feet; thence N 89°46'49" W, parallel to the north line of said Section 36, 208.71 feet to a point on the west line of said Section 36; thence N 0°00'00" E, along the west line of said Section 36, 208.71 feet to the point of beginning, said tract containing 1.00 acre, more or less.	159.0000	159.0000
Totals:	40,666.4223	40,666.4223

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

Schedule 12.1(b)
2020 Costs of Affiliates

Cost Center	Account ID	Total 2020	January 2020	February 2020	March 2020	April 2020	May 2020	June 2020	July 2020	August 2020	September 2020	October 2020	November 2020	December 2020
3 - Falkirk Balance Sheet														
3112 - Bismarck Cop														
5401	Labor	$429,864.80	38,996.77	43,237.01	43699.38	35,847.36	39,762.88	34,853.03	32,516.60	48,310.88	27,071.85	31,804.92	26,782.72	26,981.40
5402	Vacation	$ 99,855.96	6,018.40	6,892.41	2658.62	577.49	3,888.50	5,582.88	9,041.95	8,125.70	6,559.29	3,330.92	2,622.09	44,557.71
5405	Holiday	$ 33,531.11	1,881.80	-1,849.33	0	0.00	2,375.73	1,884.41	8,812.84	449.75	4,545.57	4.20	8,114.33	7,311.81
5406	Floating Holiday	$ 1,879.32	-323.78	1,849.33	415.25	0.00	0.00	0.00	-61.48	0.00	0.00	0.00	0.00	0.00
5407	Sick	$ 11,508.80		1,376.95	6334.25	2,306.45	0.00	0.00	1,473.64	17.51	0.00	0.00	0.00	0.00
5408	Personal	$ 2,335.69					522.84	-287.56	0.00	849.90	0.00	1,101.56	148.95	0.00
5457	Pensions	$ 38,101.15	2,748.00	3,075.38	3282.86	2,259.44	3,275.74	3,227.11	3,862.16	4,249.28	2,882.34	2,908.38	2,969.44	3,361.02
5458	Co Matched Sav Plan	$ 27,009.50	2,289.62	2,562.67	2635.54	1,882.76	2,322.50	2,086.30	2,597.05	2,929.23	1,901.51	1,816.15	1,870.61	2,115.56
5478	Fringe Benefit Allocation-In	$ 31,310.59		3,719.90	3732.16	2,807.90	4,227.23	3,350.65	3,454.86	5,035.61	3,443.89	4,005.63	2,976.05	-5,443.29
5481	FICA	$ 30,898.75	3,399.33	3,290.24	2953.77	2,100.30	2,371.22	2,233.35	2,993.88	3,324.40	2,314.71	1,847.20	1,975.62	2,094.73
5482	Federal U/C	$ 254.05	212.88	35.52	4.98	3.05	0.00	0.00	-6.12	3.74	0.00	0.00	0.00	0.00
5483	State U/C	$ 913.57	72.58	47.22	524.97	96.92	58.36	58.59	15.32	17.46	11.03	10.47	0.56	0.09
5484	Workers Comp	$ 808.80	0.30	112.09	121.26	130.32	91.07	-53.24	57.20	76.42	86.19	74.85	53.48	58.86
7352	General Office Supplies	$ 2,490.46	160.63	285.69	220.06	97.25	334.00	242.30	100.05	167.02	122.19	307.08	237.42	216.77
7353	Computer Software & Supplies	$ 3,814.62	8.02	8.01	0	284.63	935.83	448.91	2,005.66	373.90	-373.90	123.56	0.00	0.00
7354	Postage/Delivery/Freight	$ 11,845.29	256.84	1,579.79	1209.66	958.35	921.12	912.00	1,086.77	954.61	912.00	1,027.50	912.00	1,114.65
7356	Telephone	$ 8,774.83	1,031.74	597.19	305.93	639.80	1,157.84	593.42	599.83	881.58	706.72	746.23	756.61	757.94
7357	Printed Materials	$ 1,020.11			1106.75	-271.35	0.00	0.00	0.00	0.00	184.71	0.00	0.00	0.00
7359	Meals - Meetings	$ 691.74	21.15	93.89	65.94	0.00	70.23	11.64	119.38	0.00	85.10	96.94	68.19	59.28
7451	Company Vehicle Expense	$ 59.23			17.97	0.00	11.94	0.00	14.87	0.00	0.00	0.00	14.45	0.00
7452	Air Fare	$ (212.05)	189.35	0.00	0	0.00	0.00	0.00	-401.40	0.00	0.00	0.00	0.00	0.00
7453	Reimbursed Mileage	$ 228.04		17.66	69.47	11.90	0.00	4.16	11.90	11.90	0.00	12.50	49.45	39.10
7455	Meals - Travel	$ 5.30								5.30	0.00	0.00	0.00	0.00
7499	Other	$ 16.65								16.65	0.00	0.00	0.00	0.00
7501	Office Machine Maintenance	$ 297.52				197.89	0.00	0.00	0.00	99.63	0.00	0.00	0.00	0.00
7515	Other Outside Services	$ 767.83		26.04	17.79	0.00	17.79	35.58	17.79	17.79	17.79	599.47	17.79	0.00
7699	Other	$ 4,754.06	3,759.45	81.90	115.2	82.56	82.56	83.88	82.50	83.94	103.25	83.82	82.26	112.74
7751	Rent/Lease Exp-Oper	$ 41,591.79		3,759.45	3759.45	3,759.45	3,890.38	3,759.45	3,882.26	3,544.56	3,775.12	3,775.12	3,911.43	3,775.12
7801	Employee Support	$ 16,306.16			1255.37	240.00	585.00	0.00	13,475.79	0.00	0.00	255.00	495.00	0.00
7852	Service Awards	$ 384.14		22.00		0.00	34.46	55.46	0.00	74.41	0.00	0.00	60.00	137.81
7857	Dues & Subscriptions	$ 433.77				20.46	20.65	0.00	0.00	115.90	24.00	24.76	228.00	0.00
		$801,628.58	60,810.08	70,821.01	74506.63	54,032.93	66,957.87	59,082.32	85,753.30	79,737.07	54,373.36	53,956.26	54,346.45	87,251.30
3730 - Coal Creek Maintenance*														
4001	Coal Sales Realization	$ (52,877.66)	-754.34	-19,202.80	-1913.51	0.00	-11,011.81	168.33	-160.07	-144.42	-1,306.12	-1,229.44	-10,962.58	-6,360.90
5201	Maintenance Labor	$ 26,709.47	519.44	13,365.54			3,054.55	1,595.51	63.72	102.34	1,012.50	451.79	4,018.88	2,525.20
5257	Pension-Def Contribution	$ 1,618.11	30.85	797.86			167.38	109.65	3.85	6.10	55.48	5.13	222.27	219.54
5258	Co Matched Sav Plan	$ 1,305.77	25.71	664.88			139.31	91.54	3.20	5.70	46.17	4.31	184.99	139.96
5281	FICA	$ 1,884.87	37.08	985.18			233.65	87.93	5.81	7.47	77.45	31.21	306.66	112.43
5282	Federal U/C	$ 2.45	2.90	0.00			0.00	0.00	-0.45	0.00	0.00	0.00	0.00	0.00
5283	State U/C	$ 20.99	0.78	20.18			0.00	0.00	0.03	0.00	0.00	0.00	0.00	0.00
5284	Workers Comp	$ 37.09	0.27	1.11	30.45		0.00	-4.26	1.50	0.03	0.15	1.59	0.61	5.64
5401	Labor	$ 38.76									38.76	0.00	0.00	0.00
5457	Pensions	$ 2.31									2.31	0.00	0.00	0.00
5458	Co Matched Savings Plan	$ 1.92									1.92	0.00	0.00	0.00
5481	FICA	$ 2.85									2.85	0.00	0.00	0.00
5484	Workers Comp	$ 0.09										0.09	0.00	0.00
6101	Consumable Supplies	$ 19,435.98	137.31	3,368.05	66.06		7,416.92	-2,048.70	82.41	22.78	68.53	735.32	6,229.17	3,358.13
7563	Major Rolling Stock Maint	$ 1,817.00	0.00	0.00	1817		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

* These are costs that are incurred by Falkirk for maintenance on equipment and billed back to CCS. This is on the invoice spreadsheet as a separate tab.

Wasn't sure if this mattered so included it

[****]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]